Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 6, 2007, by and among PROJECT GRILL, LLC, a Delaware  limited liability company (“Parent”); SWRG ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and THE SMITH & WOLLENSKY RESTAURANT GROUP, INC., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                                   Patina Restaurant Group, LLC (“Patina”), SWRG Holdings, Inc. (“First “Merger Sub”) and the Company entered into that certain Agreement and Plan of Merger on February 26, 2007 (the “Original Agreement”), pursuant to which the parties thereto agreed that Merger Sub would merge with and into the Company, with the Company surviving (the “Merger”) in accordance with the terms thereof.

B.                                     Pursuant to Section 9.4 of the Original Agreement, Patina has assigned its rights and obligations under the Original Agreement to Parent and First Merger Sub has assigned its rights and obligations under the Original Agreement to Merger Sub, in each case, with the written consent of the Company and has been relieved of its obligations thereunder (the “Assignment”).

C.                                     The Boards of Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders that the Original Agreement be amended and restated in accordance with the terms hereof.

D.                                    Concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to consent to the Assignment and to amend and restate the Original Agreement in accordance with the terms hereof, Bunker Hill Capital, L.P. (“Bunker Hill”) and Bunker Hill Capital (QP), L.P. (together with Bunker Hill, the “Bunker Hill Guarantors”), on the one hand, and each of Mr. Fortunato N. Valenti (“Valenti”), Mr. Joachim Splichal (“Splichal”), and Mr. Alan N. Stillman (“Stillman”), on the other hand (each of Valenti, Splichal, and Stillman severally but not jointly with respect to each other and the Bunker Hill Guarantors, the “Guarantors”) have executed and delivered to the Company a limited guarantee (each, a “Guarantee”), pursuant to which each Guarantor is guarantying a portion of the obligation of Parent to pay the Parent Termination Fee under the terms hereof.

B.                                     The Boards of Parent, Merger Sub and the Company have each duly approved this Agreement and the Merger, all in accordance with the Delaware General Corporation Law (the “DGCL”) and, in each case, upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree that the Original Agreement is hereby amended and restated in its entirety as follows:

1.                                      Description of Transaction

1.1.                            Merger of Merger Sub into the Company.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

1.2.                            Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3.                            Closing; Effective Time.   The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 9:00 a.m. on a date to be designated by the Company (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, the parties hereto shall deliver to and file with the Secretary of State of the State of Delaware such certificate of merger in accordance with the DGCL.  The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the certificate of merger (the “Effective Time”).

1.4.                            Certificate of Incorporation and Bylaws; Directors and Officers.   Unless otherwise determined by Parent prior to the Effective Time:

(a)                                  the Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “The Smith & Wollensky Restaurant Group, Inc.”;

(b)                                  the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time;

(c)                                  the directors of the Surviving Corporation immediately after the Effective Time shall be the individuals who are directors of Merger Sub immediately prior to the Effective Time; and

(d)                                  the officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are officers of Merger Sub immediately prior to the Effective Time.

1.5.                            Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a)                                  each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” and such shares, “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.5(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive from the Surviving Corporation $11.00 in cash (the “Per Share Merger Consideration”).  All Shares that have been converted into the right to receive the Per Share Merger Consideration as provided in this Section 1.5 shall be automatically canceled and retired and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Per Share Merger Consideration;

(b)                                  each Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)                                  each share of common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation, and shall thereupon constitute all of the issued and outstanding shares of the Surviving Corporation.

1.6.                            Company Stock Options.   At the Effective Time, each Company Option that is then outstanding, whether under the Company’s 1996 Stock Option Plan, the New York Restaurant Group, Inc. 1997 Stock Option Plan or The Smith & Wollensky Restaurant Group, Inc. 2001 Stock Incentive Plan, as amended (collectively, the “Option Plans”) or otherwise, shall be treated as follows:

As soon as practicable following the date of this Agreement, the Board of the Company (or, if appropriate, any committee thereof administering the Option Plans) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Company Options, whether vested or unvested, as necessary to provide that Company Options outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount of cash equal to (i) the product of (a) the aggregate number of shares of Company Common Stock subject to any unexercised Company Option (whether vested or unvested) which is outstanding immediately prior to the Effective Time multiplied by (b) the amount, if any, by which the Per Share Merger Consideration exceeds the exercise price per share of Company Common Stock which is subject to such Company Option (the “Option Consideration”).  The right of any holder of Company Options to receive the Option Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Law.  At the Effective Time, each Company Option outstanding as of the Effective Time with an exercise price per share that is equal to or greater than the Per Share Merger Consideration shall be terminated, without any consideration therefor.  The Company agrees that the Board of the Company (or, if appropriate, any committee administering the Option Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the transactions described in this Section 1.6 as of the Effective Time.

1.7.                            Closing of the Company’s Transfer Books.   At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Common Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5(a) (or, if applicable, Section 1.9) until surrendered in accordance with Section 1.8; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a Company Stock Certificate is presented to the Payment Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be converted as provided in Section 1.8.

1.8.                            Exchange of Certificates and Company Options.

(a)                                  Prior to the Closing Date, the Company shall select a reputable bank or trust company reasonably acceptable to Parent to act as payment agent in the Merger (the “Payment Agent”).  On or prior to the Closing Date, Parent shall deposit with the Payment Agent cash in the amount of the aggregate amount payable to all holders of Company Common Stock and Company Options hereunder.  Such amount shall be invested by the Payment Agent as directed by Parent; provided that (i) any such investment shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, and (ii) no gain or loss on any such investment shall affect the Per Share Merger Consideration, Option Consideration or other amounts payable to holders of Company Common Stock or Company Options hereunder and following any losses Parent shall promptly provide additional funds to the Payment Agent for the benefit of the stockholders of the Company and holders of such Company Options in the amount of any such losses.  Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.  As soon as reasonably practicable but in no event later than five (5) business days after the  Effective Time, the Payment Agent shall mail to the record holders of Company Common Stock and Company Options:  (i) a letter of transmittal in customary form accompanied by appropriate tax forms, and (ii) instructions for use in effecting the surrender of Company Stock Certificates and agreements evidencing Company Options (“Company Option Agreements”) in exchange for the cash amounts payable in accordance with Section 1.5(a) or Section 1.6, as applicable.  Upon surrender of a Company Stock Certificate or Company Option Agreement to the Payment Agent for payment, together with a duly executed letter of transmittal, the holder of such Company Stock Certificate or Company Option Agreement shall be entitled to receive in exchange therefor, the consideration set forth in Section 1.5(a) or Section 1.6, as applicable with respect to the Company Common Stock evidenced by such Company Stock Certificate or the Company Option evidenced by such

Company Option Agreement, as applicable.  If any Company Stock Certificate or Company Option Agreement shall have been lost, stolen or destroyed, Payment Agent or Parent may, as a condition to the payment of the Per Share Merger Consideration with respect thereto, require the owner of such Company Stock Certificate or Company Option to provide an appropriate affidavit, surety bond or other documentation reasonably satisfactory to Parent.

(b)                                  Any portion of the cash amounts that are held by the Payment Agent pursuant to Section 1.8(a) and remain undistributed to holders of Company Stock Certificates or Company Options as of the first anniversary of the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Company Options who have not theretofore surrendered their Company Stock Certificates or Company Option Agreements in accordance with this Section 1.8 shall thereafter look only to Parent or the Surviving Corporation for satisfaction of their claims for the cash amounts payable in accordance with Section 1.5(a) or Section 1.6, as applicable, without interest.

(c)                                  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or Company Option with respect to any cash amounts properly delivered to any public official pursuant to any applicable abandoned property law or escheat law.

(d)                                  Payment Agent or Parent will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Company Common Stock and any Company Options any amounts Parent is required to deduct and withhold under the Code or any other applicable Law.  If any holder of Company Common Stock or Company Options believes that the withholding obligation may be lessened or avoided, such holder shall provide the Payment Agent or Parent, as applicable, with such information as Payment Agent or Parent, as applicable, reasonably believes necessary to substantiate such reduced or avoided withholding obligation.  Any withheld amounts will be treated as having been paid to the applicable holder of Company Common Stock or Company Options, as applicable.

1.9.                            Appraisal Rights.

(a)                                  Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that have not been voted in favor of (or consented to) adoption of this Agreement, and with respect to which a demand for payment and appraisal has been properly made and perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or represent the right to receive the Per Share Merger Consideration in accordance with Section 1.5(a), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL; provided that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date of which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall automatically be converted into the right to receive the Per Share Merger Consideration in accordance with Section 1.5(a).

(b)                                  The Company shall give Parent (i) prompt notice of any written demands for dissenters’ rights of any Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters’ rights and (ii) the opportunity reasonably to direct all negotiations and proceedings (subject to the Company’s right to object to any actions or positions taken by Parent that it deems, in its sole discretion, unreasonable) with respect to demands for dissenters’ rights under the DGCL.  The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

1.10.                     Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the directors and officers (including Board members, as applicable) of the Surviving Corporation and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.11.                     Creation of Holding Company.   At the request of Merger Sub made not less than five days prior to the Effective Time, the Company shall immediately prior to the Effective Time cause some or all of the assets to be acquired pursuant to the Stillman Transaction to be transferred to a newly formed wholly-owned subsidiary of the Company; provided, however, that such transfer will not have to be effectuated if in the reasonable opinion of the Company this could result in additional Taxes being due and payable by the Company; and provided further, that such transfer shall not cause any of the representations and warranties of Parent or Merger Sub in Article 3 to be untrue, incomplete or inaccurate in any respect.  Merger Sub will prepare at its expense all documents necessary to effectuate the provisions of this Section 1.11 and will pay any taxes, recording fees or the costs incurred in connection therewith.

2.                                      Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows, except as set forth in the Company SEC Documents filed or furnished prior to the date hereof (other than disclosures referred to in sections entitled “Risk Factors” in such Company SEC Documents or any forward-looking statements contained in such Company SEC Documents):

2.1.                            Due Organization; Qualification; Subsidiaries.

(a)                                  The Company and each Company Subsidiary is a corporation or other form of entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to own, lease and operate its properties and to conduct its business in the manner in which its business is currently being conducted.

(b)                                  The Company and each Company Subsidiary is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all states where the nature of its business requires such qualification.

(c)                                  Except as set forth in Part 2.1(c) of the Disclosure Schedule, other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of or other equity interest in any corporation, limited liability company, partnership, joint venture or other business association or entity, other than marketable securities.

(d)                                  Each Company Subsidiary is, directly or indirectly, a wholly owned subsidiary of the Company, and there are no issued and outstanding options, warrants, calls, subscriptions or other commitments or rights of any nature (including conversion rights, exchange rights, stock appreciation rights, or subscription rights convertible into or exercisable or exchangeable for capital stock of or other equity interests in any Company Subsidiary.  “Company Subsidiaries” shall mean the entities set forth on Part 2.1(d) of the Disclosure Schedule.  The authorized capital stock of or other equity interests in each Company Subsidiary and the issued and outstanding shares of such capital stock or other equity interest as of the date of this Agreement are reflected in Part 2.1(d) of the Disclosure Schedule.  All such outstanding shares (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any Liens and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws or other equivalent organizational document (collectively, “Organizational Documents”) of any Company Subsidiary or any agreement to which the Company or any Company Subsidiary is a party or by which it is bound.

2.2.                            Certificate of Incorporation and Bylaws.   The Company has delivered or otherwise made available to Parent or its counsel true, correct and complete copies of the Organizational Documents of the Company and of each Company Subsidiary, as amended and currently in force.  All records of ownership of the capital stock of or other equity interest in the Company and each Company Subsidiary, and all minute books and similar records of the Company and each Company Subsidiary from and after such entity’s date of formation have been furnished for inspection by Parent and its Representatives.  Said records accurately reflect all transactions in the capital stock of or equity interest in the Company and the Company Subsidiaries from and after such date, and the current ownership thereof.  The minute books and similar records contain true, correct and complete copies of all resolutions adopted by the stockholders and the Boards of the Company and the Company Subsidiaries and any other action formally taken by them from and after such date.  Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

2.3.                            Capitalization, Etc.   The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, of which 8,600,127 shares were issued and outstanding as of May 3, 2007.  All outstanding shares of Company Common Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any Liens created by the Company, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound.  As of May 3, 2007, there were 801,278 shares of Company Common Stock reserved for issuance under the Option

Plans, of which 610,566 shares of Company Common Stock were subject to outstanding options and 190,712 shares of Company Common Stock were reserved for future option grants.  The Company has delivered to Parent or its Representatives (or made available in a data room) true and complete copies of the Option Plans and each form of agreement evidencing each award thereunder (and each such agreement accurately reflects the actual date of grant of such award determined in accordance with GAAP).  Except for the rights created pursuant to this Agreement and the options and other rights disclosed in the preceding sentences, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock or other capital stock of or equity interests in the Company or the Company Subsidiaries or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Company Common Stock or other capital stock of or equity interests in the Company or the Company Subsidiaries.  All shares of Company Common Stock issuable upon exercise of the options described in this Section 2.3 will be, when issued pursuant to the terms of such options, duly authorized, validly issued, fully paid and nonassessable.  There are no other contracts, commitments or agreements relating to the voting, purchase or sale of Company Common Stock between or among the Company and any of its stockholders; and (ii) to the Company’s Knowledge, between or among any Company Common Stockholders.

2.4.                            SEC Filings; Reports and Financial Statements.

(a)                                  Except as set forth in Part 2.4(a) of the Disclosure Schedule, the Company has filed or furnished all forms, documents and reports (including exhibits) required to be filed or furnished prior to the date of this Agreement by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (the “Company SEC Documents”).  As of their respective dates, or, if amended, as the date of the last such amendment, the Company SEC Documents complied when filed in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state or incorporate by reference any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is required to file any form or report with the SEC.

(b)                                  Except as set forth in Part 2.4(b) of the Disclosure Schedule, the Company has been, since January 1, 2004 and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market.

(c)                                  The Company has delivered or otherwise made available to Parent or its Representatives (i) the Company’s audited consolidated balance sheets and statements of operations and cash flows for each of the three years ended January 2, 2006, January 3, 2005 and January 5, 2004 and (ii) the unaudited consolidated balance sheet and statements of operations and cash flows of the Company for the 9-month period ended October 2, 2006 (the “Unaudited

Balance Sheet”) (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis through the periods covered and fairly present in all material respects the financial condition of the Company (on a consolidated basis) at the dates therein indicated and the results of operations of the Company (on a consolidated basis) for the periods therein specified in accordance with GAAP, except (i) as may be indicated in the footnotes to such financial statements and (ii) that the unaudited financial statements do not contain footnotes and are subject to normal year end adjustments.

2.5.                            Absence of Certain Changes.   Except as set forth in Part 2.5 of the Disclosure Schedule, between October 2, 2006  (the “Company Balance Sheet Date”) and the date of this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary and usual course of business and  consistent with past practice, and there has not occurred (i) any acquisition, sale or transfer of any material asset of the Company or the Company Subsidiaries other than in the ordinary course of business; (ii) any amendment to the Organizational Documents of the Company or the Company Subsidiaries; (iii) any material increase in, or material modification of, the compensation or benefits payable by the Company or the Company Subsidiaries to any of their respective directors or officers (or Board members, as applicable), except in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of a dividend or other distribution with respect to shares of Company Common Stock; or (v) any incurrence of indebtedness for borrowed money.  Between the Company Balance Sheet Date and the date of this Agreement, there has not been any event or occurrence that has had, individually or in the aggregate, a Material Adverse Effect.

2.6.                            Internal Controls and Procedures.   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board and to Parent (i) any deficiencies and material weaknesses known to the Company in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to the Company, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting.  Except as set forth in the Company’s SEC Documents, and as of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting. There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

2.7.                            No Undisclosed Liabilities.   Except (i) as reflected or reserved against in the Unaudited Balance Sheet, (ii) for liabilities incurred pursuant to or in connection with the execution, delivery or performance of this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries (or in the notes thereto).

2.8.                            Title to Assets.   The Company and each Company Subsidiary has good and valid title to all of their material owned assets, including all assets (other than capitalized or operating leases) reflected in the Company Balance Sheet (except for assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business).  All of said assets are owned by the Company or the Company Subsidiaries, as applicable, free and clear of all Liens, except for the following (collectively, “Permitted Encumbrances”): (i) Liens for current taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanic’s, materialman’s or similar statutory Liens for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings; (iii) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (iv) Liens securing debt and capital leases that are reflected on the Company Balance Sheet; (v) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; and (vii) licenses to Trademarks.

2.9.                            Equipment; Real Property; Leasehold.

(a)                                  All material items of equipment and other tangible assets owned by or leased to the Company and the Company Subsidiaries are adequate in all material respects for the uses to which they are being put, and the Company or any Company Subsidiary owns or leases equipment and other tangible assets sufficient for the operation of the Company’s business.

(b)                                  The Company or the Company Subsidiaries own fee title to four (4) parcels of real property more fully described in Part 2.9(b) of the Disclosure Schedule (the “Real Property”), free and clear of all Liens except such Liens as are set forth in Part 2.9(b) of the Disclosure Schedule.  The Company has delivered or otherwise made available to Parent or its counsel true and complete copies of the deeds, as well as any title insurance policies, surveys and environmental reports in respect to the Real Property which the Company or any Company Subsidiary has in its possession.

(c)                                  The Company and the Company Subsidiaries do not own any real property other than the Real Property.  The Company and the Company Subsidiaries do not own

any other interest in real property, except for the leaseholds created under the real property leases identified in Part 2.9(c) of the Disclosure Schedule (each, a “Leased Property”).  With respect to each Leased Property, except as set forth in Part 2.9(c) of the Disclosure Schedule, (i) the Company or the Company Subsidiary, as applicable, has good and valid title to the leasehold estate relating thereto free and clear of all Liens except Permitted Encumbrances, (ii) each lease relating to such Leased Property is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) neither the Company nor any Company Subsidiary, as applicable, is in breach or violation of such lease or has received any written notice of any breach or violation of such lease, which breach or violation is alleged to remain uncured as of the date of execution of this Agreement, and, to the Knowledge of the Company, no other party to each lease relating to such Leased Property is, in breach or violation of (other than in immaterial respects), or in default under, such lease, which breach or violation or default is alleged to remain uncured as of the date of execution of this Agreement, (iv) there are no material disputes or forbearance programs in effect as to the lease relating to such Leased Property and (v) there is no Lien, lease, assignment, sublease, or, to the Knowledge of the Company, easement, covenant, right of way or other restriction or condition applicable to such Leased Property or to the Company’s or the Company Subsidiary’s leasehold estate therein that could materially impair the current uses or occupancy by the Company or the Company Subsidiary of such Leased Property (including, without limitation, anything which could adversely affect in any material way the accessibility to, egress from and/or the visibility of, the Leased Property).

(d)                                  None of the following Persons is the lessor (or otherwise holds a direct or indirect interest) in respect to any Leased Property (including a direct or indirect interest in the real property in or upon which the Leased Property is located): (i) any current officer or Board  member of the Company or any Company Subsidiary, (ii) any past officer or Board member of the Company or any Company Subsidiary, or (iii) any Affiliate of any of the foregoing.

(e)                                  There are no leasing, broker’s or finder’s commissions or compensation of any kind unpaid with respect to the Real Property or any of the Leased Properties, or any unpaid installments thereof on account of any leasing commissions heretofore earned, and no leasing, broker’s or finder’s commissions will be payable in connection with any assignment or deemed assignment of any lease with respect to the Leased Properties.

(f)                                    The Company and the Company Subsidiaries have not received any notice of any extraordinary assessments to be imposed against the Real Property or payable by the Company or any Company Subsidiary with respect to any of the Leased Properties.

(g)                                 Except as set forth in Part 2.9(g) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has given or received any written notice of any violation of any easement agreement or other similar agreements concerning the use, operation or maintenance of the Real Property or the Leased Properties.

(h)                                 Except as set forth in Part 2.9(h) of the Disclosure Schedule, neither the Real Property nor the Leased Properties, nor any of them, have suffered any material damage by fire or other casualty which has not been completely restored and repaired.  Except as set forth in Part 2.9(h) of the Disclosure Schedule, no proceeding for a taking by condemnation or otherwise of all or any part of the Real Property or the Leased Properties has occurred or is pending or, to the Company’s Knowledge, is threatened.

(i)                                    Except as permitted under applicable Environmental Laws, to the Company’s Knowledge, neither the Real Property nor the Leased Properties contain any Hazardous Materials defined in or controlled pursuant to Environmental Laws.

(j)                                    The Company has not granted any options or rights of first refusal or any other rights to acquire any interest in the Company (other than interests in Company Common Stock pursuant to Section 2.3) or any Real Property or Leased Property.

(k)                                The transactions contemplated by this Agreement will not result in any termination or result in a right of termination under any lease, result in any rent increase under any lease or require the consent of any party thereto or any mortgagee, except as set forth in  Part 2.9(k) of the Disclosure Schedule.

(l)                                    Since January 1, 2003, the Company has received no written notice and has no Knowledge of any current default by a landlord under any mortgage or other lien that is superior with respect to the Leased Properties that has not been cured.

(m)                              The Company or a Company Subsidiary has a good, marketable and insurable leasehold estate in each Leased Property.

(n)                                 The list of Leased Properties in Part 2.9(c) of the Disclosure Schedule includes and specifically indicates any real property that is leased to the Company or a Company Subsidiary pursuant to a lease which has been assigned or sublet by such entity or another Person but with respect to which the Company or any Company Subsidiary retains any liability.

(o)                                  Except as set forth in Part 2.9(o) of the Disclosure Schedule, the transactions contemplated by this Agreement will not result in the imposition of any transfer taxes greater than $1,000 with respect to any of the Leased Properties.

(p)                                  To the Knowledge of the Company, the improvements and operations of the business of the Company or the Company Subsidiaries do not encroach on the property of another Person.  All such improvements are in good working order and repair, normal wear and tear excepted.

(q)                                  None of the Real Property or any Leased Property relies on any other property for parking or other services, except as disclosed in Part 2.9(q) of the Disclosure Schedule.

(r)                                  To the Knowledge of the Company and except as set forth in Part 2.9(r) of the Disclosure Schedule:

(i)                                    No material defect or condition of the Real Property or the Leased Properties or the soil or geology thereof exists which would impair the current or planned use thereof.

(ii)                                The Company and each Company Subsidiary has legal and practical access to all roads and utilities needed for the conduct of its business or the business’s Real Property and Leased Properties; neither the Company nor any Company Subsidiary has received written notice of any adverse claims to such access that would materially adversely affect the use currently being made of such access by the Company and the Company Subsidiaries.

(iii)                            No material violation of any recorded covenant, condition, restriction or easement affecting the Real Property or any of the Leased Properties or the use or occupancy of any of such properties exist, and no notice of any such violation has been received from any Person entitled to enforce the same.

(iv)                               Public and private utilities servicing the Real Property and the Leased Properties have adequate capacity to meet the utility requirements for the current use of such properties.

(v)                                   Neither the Company nor any Company Subsidiary has any oral or written agreement with any real estate broker, agent or finder with respect to the Real Property or the Leased Properties.

(s)                                  Part 2.9(s) of the Disclosure Schedule sets forth a list of all Real Property and Leased Properties that are encumbered by Liens securing debt (reflected on the Unaudited Balance Street as secured debt), identifying each property so encumbered, the nature and amount of the Lien and the name of the creditor.

(t)                                    To the Company’s Knowledge, none of the Real Property or Leased Property or, in either case, the buildings or improvements thereon, is currently a “non-conforming use” or “permitted non-conforming use” under applicable zoning Laws.

(u)                                 There are no Contracts affecting any Real Property or Leased Property which are not terminable within one month of receipt of notice by the other Person or Persons party thereto(or require a penalty or premium in the event of such termination).

(v)                                   True and correct copies of all leases with respect to each Leased Property (including all amendments thereto) have been delivered by the Company to Parent.

2.10.                     Intellectual Property.

(a)                                  The registered Trademarks (including applications for registration) owned by or licensed to the Company and currently used (or used at any time within the past twelve (12) months) by the Company and the Company Subsidiaries are as listed in Part 2.10(a) of the Disclosure Schedule.  The unregistered Trademarks owned by or licensed to the Company and currently used (or used at any time within the past twelve (12) months) by the Company and the Company Subsidiaries and material to the businesses of the Company and the Company

Subsidiaries are as listed in Part 2.10(a) of the Disclosure Schedule.  The Company and the Company Subsidiaries own or have a valid right to use all such Trademarks used in the operation of their businesses as now being conducted (all such Trademarks owned by the Company and the Company Subsidiaries being the “Owned Trademarks” and all such Trademarks licensed to the Company and the Company Subsidiaries being the “Licensed Trademarks”), free and clear of all Liens.  The Owned Trademarks are not subject to any license, royalty or other agreements, and neither the Company nor any Company Subsidiary has granted any license (whether exclusive or non-exclusive) or agreed to pay or receive any royalty in respect to any Owned Trademarks or Licensed Trademarks (other than the Amended and Restated Sale and License Agreement, dated January 1, 2006, by and between St. James Associates, L.P. and The Smith & Wollensky Restaurant Group, Inc.).  Except as described in Part 2.10(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has licensed others to use the Owned Trademarks or the Licensed Trademarks in any country outside the United States and, to the Knowledge of the Company, the Owned Trademarks and Licensed Trademarks are not used by third-parties in connection with any restaurant business in any country outside the United States.

(b)                                  All registered Owned Trademarks and applications therefor are owned by the Company and the Company Subsidiaries as indicated therein and have been duly registered or filed with or issued by the U.S. Patent and Trademark Office or other applicable foreign patent and trademark offices.  All registered Owned Trademarks and applications therefor are subsisting, and to the Company’s Knowledge, all Owned Trademarks are valid and enforceable.

(c)                                  Part 2.10(c) of the Disclosure Schedule sets forth a true, correct and complete list of all registered Intellectual Property and applications therefor material to the regular operations by the Company and the Company Subsidiaries of their businesses.  The Company owns or has a valid right to use, free and clear of all liens, all Intellectual Property held for use in connection with and material to the businesses of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property”).  All such Intellectual Property rights are subsisting, and to the Company’s Knowledge, and are valid and enforceable.

(d)                                  To the Company’s Knowledge, no Company Intellectual Property or Owned Trademarks are infringing upon, any Intellectual Property or Trademark rights of others.  No Person has asserted in writing any claim regarding the use of, or challenging or questioning the Company’s or any Company Subsidiary’s right or title in, any of the Company Intellectual Property or Owned Trademarks.  No Person has given the Company written notice that the Company or any Company Subsidiary is infringing upon or misappropriating any Intellectual Property or Trademark rights of others.

2.11.                     Material Contracts.

(a)                                  Except for this Agreement, the Company Plans or documents filed as an exhibit (or incorporated by reference) to the Company’s Annual Report on Form 10-K with the SEC, or as set forth in Part 2.11(a) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any Contract (i) constituting a “material contract” (as such term is defined in Item 601(b)(10) of

Regulation S-K of the SEC); (ii) under which expected receipts or expenditures exceeds $250,000 in the current or any future calendar year; (iii) evidencing indebtedness for borrowed or loaned money of $250,000 or more, including guarantees of such indebtedness by the Company or any Company Subsidiary, other than those guarantees by the Company of real property leases of certain Company Subsidiaries as identified in Part 2.11(a) of the Disclosure Schedule; (iv) creating or relating to any partnership or joint venture or any sharing of profits or losses by the Company or any Company Subsidiary with any third party; (v) containing covenants binding upon the Company or any of its Affiliates that materially restricts the ability of the Company or any of its Affiliates (or which, following the consummation of the Merger could materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business that is material to the Company and its Affiliates, taken as a whole, as of the date of this Agreement, or that restricts the ability of the Company or any of its Affiliates (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or its Affiliates) to compete with any Person or in any geographic area; (vi) relating to the lease or license of any material asset, including material Intellectual Property or Trademarks; (vii) constituting a franchise agreement entered into between a franchisee and the Company and one or more of its Subsidiaries; or (viii) under which expected receipts or expenditures exceed $200,000 and that has a term of more than one year which cannot be terminated on written notice of sixty (60) days or less without payment of penalty or premium (all contracts of the type described in this Section 2.11(a), the “Company Material Contracts”).

(b)                                  Neither the Company nor any Company Subsidiary is in material breach of or default under the terms of any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.12.                     Compliance with Laws.   The Company and the Company Subsidiaries are, and since January 1, 2003, have been, in compliance with and are not in default under or in violation of, and have not received any written or oral notices of any pending violation with respect to, any and all Laws applicable to the Company or any Company Subsidiary.

2.13.                     Governmental Authorizations; Permits.   The Company and the Company Subsidiaries have obtained each Permit of a Governmental Authority (including the Liquor Licenses) which is required for the regular operations by the Company and the Company Subsidiaries of their businesses, (including the Real Property and the Leased Properties), and all of such Permits are in full force and effect, except for failure to obtain such approvals or authorizations or failure of such approvals and authorization to be in full force and effect that would not materially affect the regular operations of the Company or the Company Subsidiaries.  With respect to each Permit (including each of the Liquor Licenses), neither the Company nor any Company Subsidiary has received written notice that such Permit will not be renewed and the transaction contemplated by this Agreement will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit, subject to compliance by Parent and the Company with applicable Law (including post-Closing notice requirements) after the Closing.

2.14.                     Tax Matters.   Except as otherwise set forth in Part 2.14 of the Disclosure Schedule:

(a)                                  Each of the income, franchise, gross receipt, sales, real property and employment Tax Returns required to be filed by or on behalf of the Company or any Company Subsidiary on or before the date hereof (i) has been filed on or before the applicable due date (including any extensions of such due date) and (ii) has been prepared in material compliance with all applicable Laws and governmental regulations.  The Company has delivered to Parent or its Representatives a copy of all material income Tax, Sales Tax, gross receipts Tax and property Tax Returns filed by it or by any Company Subsidiary since July 10, 2004.

(b)                                  The Company and the Company Subsidiaries have timely paid all Taxes shown as due on their Tax Returns (taking Tax Return extensions into account) unless such Taxes are being contested in good faith with the relevant Governmental Authority (with all such contests described in Part 2.14(b) of the Disclosure Schedule) and have accrued in accordance with GAAP on the Unaudited Balance Sheet all Taxes greater than $10,000 for or with respect to all periods ending on or before October 2, 2006 to the extent such Taxes had not become due on or before such date.

(c)                                  No Tax Return of the Company or of any Company Subsidiary has been audited for any period ending on or after July 10, 2003 by the relevant Governmental Authority and no such audit is in progress or, to the Knowledge of the Company or any Company Subsidiary, threatened in writing with respect to any Taxes concerning a Tax liability greater than $10,000.  Neither the Company nor any Company Subsidiary has given or has been requested to give a waiver or extension of any statute of limitations relating to the assessment or payment of any Tax, which waiver or extension has not since expired.  Except as set forth in Part 2.14(c) of the Disclosure Schedule, the Company has not received any written, proposed Tax assessment for greater than $10,000 against the Company or any Company Subsidiary and none of the Company or any Company Subsidiary has received written notice of any claim concerning its Tax liability, in each case, for any taxable period ending on or after July 10, 2003.

(d)                                  To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company Subsidiaries) under Treasury Regulation § 1.1502-6 ( or any similar provision of state, local or foreign Law) as a transferee or successor.

(e)                                  Since January 1, 1998, neither the Company nor any Company Subsidiary has been a partner in an entity treated as a partnership for federal income Tax purposes.

(f)                                    The Company is not and has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Neither the Company nor any Company Subsidiary is a “foreign corporation” within the meaning of Section 1445 of the Code and will deliver a certification to that effect at the Closing.

(g)                                 Since January 1, 2003, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(h)                                 All Taxes which the Company or any Company Subsidiary is or was by any requirement of Law to collect measured by or with respect to sales or gross receipts of the Company (collectively, “Sales Taxes”) have been collected and to the extent required have been paid to the proper Governmental Authority, provided this Section 2.14(h) shall not apply to Sales Taxes to the extent the amount required to be collected is les than or equal to $10,000.

(i)                                    There are no liens for any material amount of Taxes upon any of the assets of the Company or any Company Subsidiary, except liens for Taxes not yet due or liens for Taxes that are being contested in good faith by appropriate proceedings and listed in Part 2.14(i) of the Disclosure Schedule.

(j)                                    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any deduction from, taxable income for any taxable period after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) or 263A of the Code (or any corresponding provision of state, local or foreign Law); (ii) any closing statement (as described in Section 7121 of the Code or any corresponding provision of state, local or foreign Law) executed on or before the Closing Date; or (iii) any installment sale or open transaction disposition made on or before the Closing Date.

(k)                                There is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of the Company or any Company Subsidiary that, considered individually or considered collectively with any other such contracts, will give rise to the payment of any amount that would not be deductible by the Company or any Company Subsidiary pursuant to Section 280G, of the Code (or any comparable provision under state, local or foreign tax Laws).

(l)                                    Neither the Company nor any Company Subsidiary has any liability to compensate any service provider for excise taxes paid pursuant to Section 4999 (or any corresponding provision of state, local or foreign law) under any contract.

(m)                              None of the Company or any Company Subsidiary has (i) promoted an abusive tax shelter within the meaning of Section 6700 of the Code, or (ii) engaged in a “reportable transaction” or a “listed transaction” within the meaning of Section 6707A of the Code.

2.15.                     Employee Benefit Plans.

(a)                                  “Company Plans” means every Plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company or a Company Subsidiary for the benefit of present or former employees and with respect to which the Company or a Company Subsidiary has any material liability.  “Plan” includes any arrangement intended to provide: (i) employee welfare benefits within the meaning of Section 3(1) of ERISA, including medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness, accident, educational assistance, dependent care assistance or cafeteria plan benefits, (ii) employee pension benefits within the meaning of Section 3(2) of ERISA, including pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax-qualified), and (iii) bonuses, incentive compensation, stock options, stock appreciation rights, phantom stock or stock purchase benefits, change in control benefits, salary continuation benefits, unemployment and supplemental unemployment benefits, termination pay, vacation or holiday benefits, whether or not considered a plan within the meaning of Section 3(3) of ERISA.

(b)                                  Part 2.15(b) of the Disclosure Schedule sets forth a list of all Company Plans.  The Company has provided or made available to Parent or its counsel with respect to each and every Company Plan a true and complete copy of all Plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or Company Subsidiary from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Company Plan; (ii) the most recent financial statements for such Company Plan, if any, for each of the three most recent plan years; (iii) the actuarial valuation report, if any, for each of the three most recent plan years; (iv) the current summary plan description and any summaries of material modifications; (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for each of the three most recent plan years; (vi) written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code for each of the three most recent plan years, (vii) any other filings with the IRS or Department of Labor (the “DOL”) within the last five years preceding the date of this Agreement, and (viii) service agreements with service providers for any Company Plan, if any.  To the Knowledge of the Company or a Company Subsidiary, nothing has occurred that could have an adverse effect on the tax-qualified status of any of the Company Plans and their related trusts, or the favorable tax treatment intended under the Code.

(c)                                  All Company Plans are in compliance in all material respects with the requirements of ERISA.  All Company Plans, including the Option Plans, that are subject to Section 409A of the Code have been administered in reasonable good faith compliance with such Section and IRS Notice 2005-1.  With respect to the Company Plans (i) all required contributions (including all Company or Company Subsidiary contributions and employee salary reduction contributions) have been accrued and timely made (and, in the case of employee salary reduction contributions under Section 401(k) of the Code “timely made” means timely within the meaning of DOL regulations); (ii) accruals have been made on the books and records of the Company or Company Subsidiary for all future contribution obligations to the extent required by GAAP; (iii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iv) during the six (6) year period prior to the date of this Agreement, to the Company’s Knowledge, no non-exempt prohibited transactions as defined in Section 406 of ERISA or

Section 4975 of the Code have occurred, except as disclosed in Part 2.15(c) of the Disclosure Schedule.

(d)                                  The Company and the Company Subsidiaries do not maintain or contribute to (and have never maintained or contributed to) any multiemployer plan within the meaning of Section 3(37) of ERISA.  Neither the Company nor any Company Subsidiary has any actual or potential material liabilities under Title IV of ERISA, including Section 4201 of ERISA, for any complete or partial withdrawal from a multiemployer plan, and no material liabilities under Title IV of ERISA, including Section 4201 of ERISA, will result from the consummation of the Merger or any post-Closing transaction that is contingent upon the consummation of the Merger.

(e)                                  The Company and the Company Subsidiaries do not maintain or contribute to (and have never contributed to) a defined benefit pension plan within the meaning of Section 3(35) of ERISA, whether or not subject to Title IV of ERISA.

(f)                                    Neither the Company nor any Company Subsidiary maintains any Company Plan that provides for post-retirement health and medical benefits for retired employees of the Company or any Company Subsidiary, except as required by applicable Law.  With respect to any Company Plans which are group health plans within the meaning of Section 4980B of the Code and Section 607 of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder, and under Parts 6 and 7 of Title I of ERISA generally, so that the Company and the Company Subsidiary have no (and will not incur any) material loss, assessment, tax penalty or other sanction with respect to any such Company Plan.

(g)                                 Except as set forth in Part 2.15(g) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any actual or potential material liability for death or medical benefits under the Company Plans (whether or not subject to ERISA) or for health care continuation benefits described in Section 4980B of the Code or other applicable Law.

(h)                                 Except as set forth in Part 2.15(h) of the Disclosure Schedule, there has been no amendment, interpretation, or announcement (whether or not written) by the Company or any Company Subsidiary relating to any Company Plan which would materially change employee participation or coverage, or materially increase the expense of maintaining such Company Plan above the level of the expense incurred with respect thereto for the fiscal year ended immediately prior to the Closing Date.

(i)                                    Except as set forth in Part 2.15(i) of the Disclosure Schedule, the events contemplated by this Agreement will not trigger, accelerate, or otherwise entitle any current or former employees of the Company or Company Subsidiary to severance or other benefits.

(j)                                    Neither the Company nor any Company Subsidiary, nor any of their directors or officers (or Board members, as applicable), employees or other fiduciaries, within the meaning of Section 3(21) of ERISA, have committed any breach of fiduciary responsibility imposed by ERISA with respect to the Company Plans which would subject the Company or any Company Subsidiary or any of their directors or officers (or Board members, as applicable), employees or other fiduciaries to any material liability under ERISA.

(k)                                There are no other trades or business (other than the Company Subsidiaries) whether or not incorporated which, together with the Company, would be deemed to be a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code.

(l)                                    Except with respect to taxes on benefits earned, no material tax has been waived, excused or paid or is owed by any Person (including any Company Plan, any Company Plan fiduciary or the Company or any Company Subsidiary) with respect to the operations of, or any transactions with respect to, any Company Plan.  To the Knowledge of the Company, no action has been taken by the Company or any Company Subsidiary, nor has there been any failure by the Company or any Company Subsidiary to take any action, nor is any action or failure to take action contemplated by the Company or any Company Subsidiary (including all actions contemplated under this Agreement), that would subject any Person to any material liability or tax imposed by the IRS, the DOL, or the Pension Benefit Guaranty Corporation in connection with any Company Plan, other than taxes on benefits earned.  To the Knowledge of the Company, no reserve for any taxes has been established with respect to any Company Plan by the Company or any Company Subsidiary nor has any advice been given to the Company or any Company Subsidiary with respect to the need to establish such a reserve.

(m)                              There are no legal, administrative or other proceedings or Governmental Authority investigations or audits, or written complaints to or by any Governmental Authority, which are pending, anticipated or, to the Knowledge of the Company,  threatened against any Company Plan or its assets, or against any Plan fiduciary or administrator, or against the Company or any Company Subsidiary, or their directors or officers (or Board members, as applicable), employees or other fiduciaries with respect to any Company Plan other than any proceedings, investigations, audits, or complaints that are not material.

(n)                                 There are no leased employees, as defined in Section 414(n) of the Code providing services to the Company or any Company Subsidiary that must be taken into account with respect to the requirements under Section 414(n)(3) of the Code.

(o)                                  Except as may be otherwise provided in Section 5.3, and other than the liabilities of Company Plans for benefits owed to the employees participating in the Company Plans accrued prior to the Closing Date, or if later, the time of termination of such Plans, and reasonable expenses of administration of such Plans, no Company Plan has unfunded liabilities and any Company Plan may be terminated, directly or indirectly by the Company or sponsoring Company Subsidiary, in its sole discretion, at any time before or after the Closing Date in accordance with its terms, without causing the Company or sponsoring Company Subsidiary to incur any material liability to any Person for any action, conduct, practice or omission of the Company or sponsoring Company Subsidiary which occurred prior to the Closing Date.  Notwithstanding the foregoing, certain Company Plans have liabilities for continuation coverage as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Law, as described in the Part 2.15(o) of Disclosure Schedule.

(p)                                  Except as set forth in Part 2.15(p) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Merger will not result in (i) any “golden parachute” that will trigger the imposition of a Tax under Section 4999 of the Code, or severance payments to any employee or Board member of the Company or any Company Subsidiary; (ii) any payment being made that will result in its, or any part thereof, becoming nondeductible under Section 162(m) of the Code, (iii) any increase in the benefits payable under any Company Plan; and (iv) any acceleration of the time of payment or vesting of any benefits under any Company Plan, except as described in Part 2.15(p) of the Disclosure Schedule.

2.16.                     Employee Matters.

(a)                                  Except as set forth in Part 2.16(a) of the Disclosure Schedule, the Company and the Company Subsidiaries are in material compliance with all Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice.  Except as set forth in Part 2.16(a) of the Disclosure Schedule, the Company and the Company Subsidiaries have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and are not liable for any arrears of wages or any material Taxes or any penalty for failure to comply with any of the foregoing.  The Company and the Company Subsidiaries are not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary and usual course of business and consistent with past practice).  No Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to the Company or any Company Subsidiary, and no such investigation is in progress.  Except as set forth in Part 2.16(a) of the Disclosure Schedule, no employee of the Company or any Company Subsidiary has a written employment agreement.  Except as set forth in Part 2.16(a) of the Disclosure Schedule, every employee of the Company or any Company Subsidiary is an employee at will whose employment may be terminated without the payment of severance benefits other than those required by applicable federal or state Law.

(b)                                  Except as set forth in Part 2.16(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by or has previously had or currently has an obligation to perform (including make payments) under any collective bargaining agreement or any contract or other agreement or understanding with a labor union, labor organization or labor advocacy group.  To the Company’s Knowledge, there are no labor unions or other organizations attempting to represent any employees of the Company or any Company Subsidiary.  There are no pending material representation petitions involving either the Company or any Company Subsidiary before the National Labor Relations Board or any state labor board.  Neither the Company nor any  Company Subsidiary is subject to any material unfair labor practice charge or any complaint, dispute, strike, work stoppage or public demonstration.  To the Knowledge of the Company, there are no material organizational efforts with respect to the formation of a collective bargaining and presently being made or threatened involving employees of the Company or any Company Subsidiary.

2.17.                     Environmental Matters.

(a)                                  Except as set forth in Part 2.17(a) of the Disclosure Schedule, the Real Property and the Leased Properties and the operations and activities of the Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws.

(b)                                  Except as set forth in Part 2.17(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary or the properties and operations of any of them, are subject to any existing or threatened in writing claim, action, suit, citation, summons, order, agreement, penalty assessment, judgment, decree, proceeding, investigation or remedial or corrective action by or before any court or Governmental Authority under any Environmental Law.

(c)                                  The Company and the Company Subsidiaries have all material  Permits required to be obtained or filed by the Company and the Company Subsidiaries under any applicable Environmental Law in connection with their businesses (hereinafter “Environmental Permits”).   Each such Environmental Permit will remain in full force and effect upon consummation of the Closing without notice to or approval by any Person, without additional payment and without any material modification of rights and privileges thereunder.  Such Environmental Permits are valid and in full force and effect and have not been threatened in writing with suspension or revocation by any Governmental Authority.  The Company and the Company Subsidiaries are in material compliance with the terms and conditions of all Environmental Permits.

(d)                                  Neither Company nor any Company Subsidiary currently stores any Hazardous Materials on real properties now owned, leased or used by any of them in a manner that violates any applicable Environmental Law and has not, to the Company’s Knowledge, Released any Hazardous Materials in a manner that is materially contrary to any applicable Environmental Laws.

(e)                                  The Company has made available true and complete copies of all documents, reports, or analyses in its possession or control relating to the presence or absence of Hazardous Materials on, at, under or migrating from or onto any Real Property or Leased Property.  Part 2.17(e) of the Disclosure Schedule sets forth a list of all such documents, reports or analyses.

(f)                                    Except as set forth in Part 2.17(f) of the Disclosure Schedule, to the Company’s Knowledge, there are no underground storage tanks which now exist on any Real Property or, to the Company’s Knowledge, any Leased Property.

(g)                                 Except as set forth in Part 2.17(g) of the Disclosure Schedule, the Company has not been notified in writing that any building or structure at any Real Property or Leased Property contains any asbestos or asbestos-containing material in violation of Environmental Laws, urea formaldehyde foam insulation, or polychlorinated biphenyls (PCBs) in concentrations exceeding 50 parts per million (ppm).

(h)                                 During the Company’s (or the Company Subsidiary’s) period of ownership with respect to any Real Property and during the lease term with respect to any

Leased Property: (i) there has not been any closure or cessation of the use of such property as a result of any Release of Hazardous Materials and (ii) the Company or any Company Subsidiary has not been identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for response costs or other damages or liability for prior disposal or Release of Hazardous Materials.

2.18.                     Insurance.   Part 2.18 of the Disclosure Schedule sets forth a true and complete schedule of insurances of the Company and the Company Subsidiaries.  All applications for the Company’s and the Company Subsidiaries’ insurance policies were substantially true and correct when submitted, and the Company and the Company Subsidiaries did not omit to disclose any material information required to be disclosed.  Except as set forth in Part 2.18 of the Disclosure Schedule, there is no material claim pending under the Company’s or any Company Subsidiary’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  There is no claim pending under the Company’s or any Company Subsidiary’s insurance which, individually or in the aggregate, can be reasonably expected to exceed the applicable policy limits.  The Company and the Company Subsidiaries are in compliance with the terms of such policies and bonds.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any such policies or bonds.

2.19.                     Litigation.

(a)                                  Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no private or governmental action, lawsuit, proceeding, arbitration or other legal proceeding pending before any court, administrative body, regulatory body or arbitration forum (or, to the Knowledge of the Company, being threatened in writing) against the Company or any Company Subsidiary.  To the extent any such legal proceeding is not covered by insurance or the insurance is not adequate, Part 2.19(a) of the Disclosure Schedule sets forth the amounts the Company has reserved for defense costs and indemnity.

(b)                                  Except as set forth in Part 2.19(b) of the Disclosure Schedule, there are no judgments, decrees or orders against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any of their respective directors or officers (or Board members, as applicable) (in their capacities as such) unsatisfied of record or docketed in any court located in the United States of America.  No petition in bankruptcy has ever been filed by or against the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has ever made any assignment for the benefit of creditors or taken advantage of any insolvency act or any act for the benefit of debtors.  No receiver, conservator, liquidating agent or similar person or entity has been appointed, nor has anyone sought such a receiver, conservator, liquidating agent or similar person or entity to be appointed, for any portion of the assets of the Company or any Company Subsidiary.

2.20.                     Corporate Authority; Binding Nature of Agreement.   The Company has all necessary corporate power and authority to enter into this Agreement and, subject to receipt of the Required Company Stockholder Vote, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board and, to the extent required, unanimously by the Special Committee of the Board of the Company (the “Special Committee”) and, except for (i) the Required Company Stockholder Vote, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement.  As of the date hereof, the Special Committee unanimously determined and resolved, and the Board has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company Common Stockholders, (ii) to propose this Agreement for adoption by the Company Common Stockholders and to declare this Agreement is advisable and (iii) to recommend that the Company Common Stockholders approve this Agreement and the transactions contemplated by this Agreement (collectively, the “Recommendation”), all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies.

2.21.                     Vote Required.   Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.9, and subject to Section 7.4, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting, voting together as a single class, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Required Company Stockholder Vote”).

2.22.                     Non-Contravention; Consents.   Except as set forth in Part 2.22 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company and the Company Subsidiaries of the transactions contemplated by this Agreement will not cause a default on the part of the Company or any Company Subsidiary under any lease in respect to any Leased Property or any other Company Material Contract, and will not conflict with or cause a violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary.  Except for violations and defaults that would not, individually or in the aggregate, materially affect the Company’s or any Company Subsidiary’s regular operations, the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by the Company will not conflict with or cause a violation by the Company or any Company Subsidiary of any Law applicable to it or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under Company Material Contract binding upon the Company or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any Liens, other than any Permitted Encumbrances.  Except as may be required by the DGCL, the HSR Act or any other antitrust Law or governmental antitrust regulation, the Company is not required to obtain any Consent or Permit from any Governmental Authority at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger.

2.23.                     Broker’s or Finder’s Fee.   Except for TM Capital Corp. (the “Advisor”), no broker, finder or investment banker is entitled to any brokerage or finder’s fee or any similar charges in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  Part 2.23 of the Disclosure Schedule sets forth all of the fees, commissions or other amounts that have been paid to, or may become payable to the Advisor, and includes a summary of all indemnification and other agreements related to the engagement of the Advisor.

2.24.                     Permits and Liquor Licenses.   Part 2.24 of the Disclosure Schedule separately sets forth a complete and correct list of all liquor licenses (including beer and wine licenses) held or used by the Company and the Company Subsidiaries (collectively, the “Liquor Licenses”) in connection with the operation of each restaurant operated by the Company or any Company Subsidiary, along with the name and address of each such restaurant, and the expiration date of each such Liquor License.  To the extent required by applicable Law, each restaurant currently operated by the Company or any Company Subsidiary possesses a Liquor License.  The Company has no reason to believe that any currently pending application for a Liquor License sought by the Company or any Company Subsidiary will be ultimately denied.  Each of the Liquor Licenses has been validly issued, and any subsequent changes in fact affecting such licensees that were required by Law to be reported to the applicable alcoholic beverage licensing authorities, have been so reported.  Each Liquor License is in full force and effect and is adequate for the current conduct of the operations at the restaurant for which it is issued.  Neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto.  Except as set forth in Part 2.24 of the Disclosure Schedule there have been no such proceedings relating to any of the Liquor Licenses.  There are no pending disciplinary actions or past disciplinary actions relating to Liquor Licenses that would reasonably be expected to have any material impact on any restaurant or the ability to maintain or renew any Liquor License.

2.25.                     Proxy Statement; Other Information.   None of the information provided by the Company or the Company Subsidiaries to be included in the Proxy Statement will, as of the date of its filing and as of the date of each amendment or supplement thereto (as so amended or supplemented) (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading in any material respect.  The Proxy Statement will comply as to form in all material respects with the applicable  provisions of the Exchange Act. The letter to Company Common Stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC are collectively referred to herein as the “Proxy Statement”.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement or any related filing.

2.26.                     Opinion of Financial Advisor.   The Special Committee has received an opinion of the Advisor, dated the date of this Agreement, to the effect that, as of such date, that each of the Stillman Transaction and the Per Share Merger Consideration to be received by the Company Common Stockholders, respectively, is fair to such holders from a financial point of view.  An executed copy of each such opinion has been made available to Parent.  The Company has been authorized by the Advisor to permit the inclusion in full of each such opinion in the Proxy Statement.  As of the date of this Agreement, neither such opinion has been withdrawn, revoked or modified.

2.27.                     Takeover Statutes.   The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” “stockholder protection,” “interested shareholder” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States of America (including, without limitation, Section 203 of the DGCL) is, or at the Effective Time, will be, applicable to this Agreement or to the transactions contemplated hereby.

2.28.                     Affiliate Transactions.   There are no material transactions, agreements, arrangements or understandings between (i) the Company or any Company Subsidiary and (ii) any Affiliate of the Company (other than any Company Subsidiary), of the type which would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof (such transactions referred to herein as “Affiliate Transactions”).

2.29.                     Indebtedness.   Part 2.29 of the Disclosure Schedule sets forth, as of the date of this Agreement or such other date as is set forth in such schedule, all of the outstanding indebtedness for borrowed money of, and all the outstanding guarantees of indebtedness for borrowed money of any Person by, the Company and each of the Company Subsidiaries.  As of the date of this Agreement there is not, and as of the Effective Time there will not be, any indebtedness for borrowed money of, or guarantees of indebtedness for borrowed money of any Person by the Company and each of the Company Subsidiaries except as set forth in Part 2.29 of the Disclosure Schedule and except as may be incurred in accordance with Section 4.2.

2.30.                     General Statement.   The Company’s representations and warranties which are set forth in this Article 2 are made as of the date of this Agreement and as of the Closing Date (as same may be updated and amended by the Disclosure Schedule to be delivered to Parent at the Closing), except for those representations and warranties made as of a specific date other than the date of this Agreement, which are made only as of that date.  All representations and warranties of the Company are made subject to the exceptions noted in the Disclosure Schedule delivered by the Company concurrently herewith and as of the Closing Date, and identified as the “Disclosure Schedule” (with specific reference to the section or subsection of this Agreement to which each disclosed matter relates, although the inadvertent omission of an item from a section or subsection of the Disclosure Schedule shall not be a breach of this Agreement if such item is disclosed in another section or subsection of the Disclosure Schedule in a manner which makes the item reasonably apparent on the face of the Disclosure Schedule to be applicable to the section or subsection from which it was inadvertently omitted).

2.31.                     No Other Representations or Warranties.   Except for the representations and warranties made by the Company in this Article 2, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, any Company Subsidiaries, or its or their business, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company.

3.                                      Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

3.1.                            Due Organization.   Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to own, lease and operate its properties and to conduct its business in the manner in which its business is currently conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to own, lease and operate its properties and to conduct its business in the manner in which its business is currently conducted.  Parent has heretofore made available to the Company accurate and complete copies of the organizational documents, as currently in effect, of Parent and Merger Sub.

3.2.                            Authority; Binding Nature of Agreement.   Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective Boards.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.3.                            Litigation.   As of the date of this Agreement:

(a)                                  there is no private or governmental action, lawsuit, proceeding, arbitration, investigation or other legal proceeding pending before any court, administrative body, regulatory body or arbitration forum (or, to the Knowledge of Parent, being threatened in writing) against Parent or Merger Sub that would prevent, enjoin or materially alter or delay the Merger.

(b)                                  there are no judgments, decrees or orders against Parent or Merger Sub or, to the Knowledge of Parent, against any of their respective directors or officers (or Board members, as applicable) (in their capacities as such) unsatisfied of record or docketed in any court located in the United States of America that would prevent, enjoin or materially alter or delay the Merger.

3.4.                            Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Except for obligations and liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Merger, Merger Sub has not incurred any obligations or liabilities.

3.5.                            No Parent Vote Required.   No vote or other action of the members of Parent is required by applicable Law, the certificate of formation of Parent, the limited liability company agreement of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

3.6.                            Financing.   Parent has delivered to the Company (i) true and complete copies of executed written commitments from the lenders to the borrower thereunder (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the other purposes set forth therein (the “Debt Financing”) and (ii) true and complete copies of executed written commitments (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the parties thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub equity financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Equity Financing” and together with the Debt Financing, the “Financing”).  As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded, in any respect.  Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or before the date of this Agreement in connection therewith or pursuant thereto, and the Financing Commitments are in full force and effect.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments.  No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub under any of the Debt Financing Commitments.  Neither Parent nor Merger Sub is aware of any reason why the conditions set forth in the Financing Commitments would not be satisfied on or before the Closing Date or such other earlier date as may be set forth in the Financing Commitments, assuming that the Closing occurs on or before October 16, 2007.  Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the cash on hand of Parent and Merger Sub on the Closing Date, will be sufficient to pay the aggregate Per Share Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

3.7.                            Guarantee.   Each Guarantee is in full force and effect and is a valid and binding obligation of the respective Guarantor thereunder, enforceable against each Guarantor in accordance with its terms, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the applicable Guarantee.  None of the Guarantees has been amended or modified in any respect.

3.8.                            Solvency.   Assuming (a) that the Company is solvent immediately prior to the Effective Time, (b) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (c) the accuracy and completeness of the representations and warranties of the Company set forth in Section 2, and (d) the Company Financial Statements fairly present the consolidated financial condition of the Company and the Company Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.  For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

3.9.                            Stillman Agreements.   Parent has previously disclosed to the Special Committee in writing all agreements, arrangements and understandings, written or oral, between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and Mr. Alan Stillman or any of his Affiliates or any other executive officer of the Company, on the other hand, as of the date hereof.

3.10.                     Access.   Parent and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs.  Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Company Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives.

3.11.                     Non-Contravention; Consents.   The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not conflict with or cause a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub.  Except for violations that would not, individually or in the aggregate, materially affect Parent’s or Merger Sub’s regular operations or their ability to consummate the Merger, the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with or cause a violation by Parent or Merger Sub of any Law applicable to either of them or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation under any material contract, agreement, arrangement or understanding binding upon Parent or Merger Sub, or to which either of them is a party or any of their respective properties are bound, or result in the creation of any Liens.  Except as may be required by the DGCL, the HSR Act and in respect of certain alcoholic beverage control laws, neither Parent nor Merger Sub is required to obtain any Consent from any Governmental Authority at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the Merger.

3.12.                     No Knowledge of Inaccuracies.   Parent does not have any knowledge that any of the Company’s representations and warranties set forth in Article 2 are inaccurate.  Parent has not relied on and is not relying on any representations, warranties or other assurances regarding the Company or its business other than those representations and warranties expressly set forth in this Agreement or in a certificate given or to be given pursuant to this Agreement.

3.13.                     Proxy Statement; Other Information.   None of the information provided by Parent or Merger Sub to be included in the Proxy Statement will, as of the date of its filing and as of the date of each amendment or supplement thereto (as so amended or supplemented) (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading in any material respect.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to the information supplied by the Company or the Company Subsidiaries or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement or any related filing.

3.14.                     Broker’s or Finder’s Fee.   No broker, finder or investment banker is entitled to any brokerage or finder’s fee or any similar charges in connection with this

Agreement, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Merger Sub.

3.15.                     Lack of Ownership of Company Common Stock.   Neither Parent nor any of its subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other security convertible into, or exchangeable or exercisable for shares of Company Common Stock.  Except for that certain voting agreement as of even date herewith among Parent, Merger Sub, the Company and those stockholders of the Company (including Mr. Alan Stillman) listed on Schedule I thereto, there are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the voting of the Company Common Stock and there are no agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Company Common Stock.

3.16.                     No Other Representations and Warranties.   Except for the representations and warranties made by Parent and Merger Sub in this Article 3, neither Parent nor Merger Sub makes any representations or warranties, and Parent and Merger Sub hereby disclaim any other representations or warranties, with respect to Parent or Merger Sub or its or their business, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent and Merger Sub.

4.                                      Certain Covenants of the Company

4.1.                            Access.   During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and each Company Subsidiary’s books and records, facilities, properties, contracts, documents and insurance policies for the purpose of enabling Parent to verify the accuracy of the Company’s representations and warranties contained in this Agreement; provided that any such access shall be conducted at Parent’s expense and in such a manner as to maintain the confidentiality of any confidential information of the Company and not to unreasonably interfere with the regular operations of the business of the Company or the Company Subsidiaries.  During the Pre-Closing Period, Parent may, upon the prior written approval of the Company’s Chief Executive Officer or Chief Financial Officer, contact any employee of the Company or any Company Subsidiary directly, provided that such contact is for informational purposes only and does not unreasonably interfere with such employee’s ongoing responsibilities to the Company or any Company Subsidiary.  Nothing herein shall require either the Company or any Company Subsidiary to disclose any information to Parent if such disclosure would, in its sole and absolute discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which it or its Affiliates is a party), provided that the Company shall immediately (and in all cases prior to Closing) notify Parent and Parent’s Representatives of the fact of such non-disclosure, and of the nature of the information or materials not disclosed (without disclosing the substance of the withheld information).

4.2.                            Conduct of the Business of the Company and the Company Subsidiaries.   During the Pre-Closing Period, except (i) as set forth in Part 4.2(i) of the Disclosure Schedule, (ii) as otherwise set forth in the annual budget of the Company for the fiscal year 2007 in the form set forth in Part 4.2(ii) of the Disclosure Schedule, (iii) to the extent necessary to comply with the Company’s obligations under this Agreement, (iv) as necessary to ensure that the Company complies with applicable Laws and contractual obligations, or (v) with Parent’s consent, which shall not be unreasonably withheld or delayed by Parent:  (A) the Company shall use commercially reasonable best efforts to cause the Company and each Company Subsidiary to (1) carry on its business in the ordinary and usual course and consistent with past practice; (2) preserve substantially intact its present business organization; and (3) preserve its material relationships with suppliers, distributors, licensors, licensees, landlords, employees, franchisees and others with whom the Company has business relations; and (B) neither the Company nor any Company Subsidiary shall:

(a)                                  amend its Organizational Documents (except any amendments necessary to effect the transactions contemplated by this Agreement);

(b)                                  authorize for issuance, issue, grant, sell, pledge, dispose of or encumber any of its capital stock of or equity interest in, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to authorize for issuance, issue, grant, sell, pledge, dispose of or encumber any such securities or equity interest or other convertible securities; provided that the Company may issue shares of Company Common Stock in connection with the exercise of Company Options;

(c)                                  split, combine, reclassify, subdivide or effect any similar transaction with respect to, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its outstanding capital stock or equity interest;

(d)                                  except as otherwise expressly provided in Section 1.6, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Option Plans or authorize cash payments in exchange for any options, warrants or other rights granted under any of such plans or otherwise;

(e)                                  incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

(f)                                    enter into any franchise agreements, subfranchise agreements, management agreements or submanagement agreements, enter into any leases for real or personal property or make any capital expenditures, capital additions or capital improvements (other than in accordance with the Company’s business plan for the 2007 calendar year as set forth in the Disclosure Schedule);

(g)                                 materially reduce the amount of any insurance coverage provided by existing insurance policies;

(h)                                 terminate, modify, amend or otherwise change any of the terms of any Company Material Contract, or waive any material right of the Company or any Company

Subsidiary under any Company Material Contract, in each case in a manner that is materially adverse to the Company or any Company Subsidiary;

(i)                                    increase the compensation payable or to become payable to, or except as required to comply with applicable Law, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit, award or amount payable under any Option Plan or other Plan or other arrangement for the current or future benefit or welfare of, any director, officer or employee (including any Board member, as applicable), except for increases in the ordinary and usual course of business and consistent with past practice in salaries or wages of employees of the Company or any Company Subsidiary who are not directors or officers of the Company or any Company Subsidiary;

(j)                                    grant or pay any severance or termination pay or benefits to any Board member, officer or employee of the Company, except for payments and benefits made pursuant to agreements existing as of the date of this Agreement and disclosed in Part 2.15(i) of the Disclosure Schedule or otherwise in the ordinary and usual course of business and consistent with past practice;

(k)                                acquire or agree to acquire by merging with, or by purchasing a substantial portion of the capital stock of, equity interest in, assets of any business or entity (or by any other manner);

(l)                                    unless otherwise required by law, make or change any material election in respect of Taxes, change any material accounting method in respect of Taxes, file any amendment to a Tax Return, settle any claim or assessment in respect of Taxes greater than $10,000, or consent to any extension or waiver of the limitation period applicable in respect of any material Taxes;

(m)                              sell, transfer, lease, convey, assign, license or otherwise encumber, or subject to any Lien, or otherwise dispose of any material asset or property used in  the operation or conduct of the Company’s or any Company Subsidiary’s  business, except in the ordinary and usual course of business and consistent with past practice;

(n)                                 prepay any liabilities or obligations, other than in the ordinary and usual course of business and consistent with past practice;

(o)                                  authorize, declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s capital stock or the Company Subsidiaries’ capital stock or equity interest;

(p)                                  waive, release or cancel any material claims against any third parties, other than in the ordinary and usual course of business and consistent  with past practice;

(q)                                  make any loans, advances or capital contributions to, or any investments in, any other Person;

(r)                                  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or under, and in compliance with, the rules and regulations of the NASDAQ Stock Market;

(s)                                  fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

(t)                                    revalue any of its assets or make any change in accounting methods, principles or practices, except as required by changes in GAAP or by Regulation S-X under the Exchange Act;

(u)                                 fail to (i) timely prepare and file (or cause to be timely prepared and filed) in a manner consistent with the prior practices and positions of the Company and the Company Subsidiaries (unless such treatment is no longer permitted by applicable Law) all income, franchise, gross receipt, sales, property and employment Tax Returns of or with respect to the Company and the Company Subsidiaries required by applicable Law to be filed on or before the Closing Date (taking into account any extensions permitted by applicable Law) and (ii) pay or cause to be paid all Taxes shown on such Tax Returns;

(v)                                   until the Closing Date, fail to accrue consistent with past practice and in accordance with GAAP by specific provision on their financial statements all material Taxes for periods ending on or before the dates of such financial statements to the extent such Taxes are not yet due;

(w)                                subject to Section 4.3, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the transactions contemplated by this Agreement); or

(x)                                  agree or commit to take any of the actions described in subsections (a) through (w) of this Section 4.2.

Except as limited by applicable Laws, in connection with the continued operation of the Company and the Company Subsidiaries, during the Pre-Closing Period the Company will report on a regular and frequent basis to Parent regarding operational matters and the general status of ongoing operations of the Company and the Company Subsidiaries and will promptly notify Parent of any event or occurrence that has had or would reasonably be likely to result in any of the conditions set forth in Articles 6 or 7 not being satisfied.  The Company acknowledges that Parent does not waive any rights it may have under this Agreement as a result of such consultations or notifications.

Nothing contained in this Agreement (including, without limitation, this Section 4.2) is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or any of its subsidiaries’ operations.  Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ and Company’s Subsidiaries’ respective operations.

4.3.                            No Solicitation.

(a)                                  During the Pre-Closing Period, the Company and the Company Subsidiaries shall not, nor shall they authorize or instruct any of their Representatives to, directly or indirectly, (i) solicit or initiate the submission of any Takeover Proposal by any Person (other than Parent or its Affiliates or Representatives) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to any Takeover Proposal by any Person (other than Parent or its Affiliates or their respective Representatives); provided that notwithstanding anything to the contrary contained in this Section 4.3(a) or elsewhere in this Agreement, if, at any time prior to receipt of the vote required pursuant to Section 7.4, the Special Committee or the Board of the Company determines in good faith, after consultation with outside counsel and its financial advisor, that failure to do so would be inconsistent with its fiduciary duties to the Company Common Stockholders under applicable Law, the Special Committee or the Board of the Company may, in response to a bona fide, written Takeover Proposal that was unsolicited or that did not otherwise result from a breach of this Section 4.3(a), and subject to compliance with Section 4.3(c), (i) furnish nonpublic information with respect to the Company and the Company Subsidiaries to any Person pursuant to a confidentiality and standstill agreement on terms in all material respects not less restrictive to the other party than those contained in the Confidentiality Agreement and (ii) participate in discussions and negotiations regarding such Takeover Proposal.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by a Representative of the Company, acting with or without the authorization of the Company, shall be deemed to be a breach of this Section 4.3(a) by the Company.

(b)                                  Except as expressly permitted by this Section 4.3, neither the Special Committee nor the Board of the Company (nor any other committee thereof) shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Recommendation or any other approval or recommendation by such Special Committee or the Board of the Company (or any such committee thereof) of this Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal.  Notwithstanding the foregoing or anything else contained in this Agreement, prior to receipt of the vote required pursuant to Section 7.4, the Special Committee or the Board of the Company, to the extent it determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company Common Stockholders under applicable Law, may (i) withdraw or modify the Recommendation or any other approval or recommendation of this Agreement or the Merger and/or (ii) approve or recommend any Superior Proposal.

(c)                                  In addition to the obligations of the Company set forth in subsections (a) and (b) of this Section 4.3, the Company promptly (and in all events within 24 hours of receipt) shall advise Parent orally and in writing of any request to the Company for nonpublic information regarding any Takeover Proposal or of any Takeover Proposal submitted to the Company or any inquiry directed to the Company with respect to a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making any such Takeover Proposal or inquiry.  The Company will keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or inquiry.

(d)                                  Nothing contained in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from making any disclosure to the Company Common Stockholders or any public announcement if, in the good faith judgment of the Special Committee or the Board of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with any applicable Law or any duty of the Board; provided that the Company shall not, except in accordance with the provisions of this Section 4.3, withdraw or modify, or propose to withdraw or modify, the Recommendation or any other recommendation of the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

5.                                      Additional Covenants of the Parties

5.1.                            Filings; Other Actions.

(a)                                  The Company, Parent and Merger Sub shall each use all commercially reasonable efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, any other federal securities Laws, and under any applicable state securities or “blue sky” Laws in connection with the Merger and the other transactions contemplated by this Agreement. In connection with the Merger and the Company Meeting, the Company shall prepare and file with the SEC, as promptly as practicable following the date of this Agreement, the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company and Parent shall use all commercially reasonable efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to the Company Common Stockholders, all as promptly as reasonably practicable; provided that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filing and shall afford Parent or its Representatives reasonable opportunity to comment thereon.  Parent and Merger Sub shall provide the Company, as promptly as practicable, with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. Each of the Company, Parent and Merger Sub shall use its respective commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement and any other required filings as promptly as practicable after receipt thereof. Each of the Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will, with the cooperation of Parent, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s stockholders to the extent required by applicable Law; provided that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon.  Notwithstanding the forgoing, the Company shall have no obligation to notify Parent of any matters to the extent that the Special Committee determines in good faith, after consultation with the legal counsel of the Company or the Special Committee, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Common Stockholders under applicable Law.

(b)                                  During the Pre-Closing Period, the Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement.

(c)                                  Subject to the other provisions of this Agreement, the Company shall, subject to Section 4.3, (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Required Company Stockholder Vote (the “Company Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting no later than 35 days after mailing the Proxy Statement, unless a later date is mutually agreed by the Company and by Parent), (ii) include in the Proxy Statement the recommendation of the Board of the Company, based on the unanimous recommendation of the Special Committee, that the stockholders of the Company vote in favor of the adoption of this Agreement and, subject to the approval of the Advisor, as applicable, the written opinions of the Advisor, dated as of the date of this Agreement, that, as of such date, each of the Stillman Transaction and the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stockholders and (iii) use all commercially reasonable efforts to solicit from the Company Common Stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

(d)                                  Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 8.1, the Company will take all of the actions contemplated by Section 5.1(a) and Section 5.1(c)(i) regardless of whether the Board of the Company (acting through the Special Committee, if then in existence) has approved, endorsed or recommended a Superior Proposal or has withdrawn, modified or amended the Recommendation, and will submit this Agreement for adoption by the Company Common Stockholders at the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Meeting if this Agreement is terminated in accordance with Section 8.1.

5.2.                            Regulatory Filings; Reasonable Best Efforts.   As soon as reasonably practicable, and in any event within ten (10) days, following the execution of this Agreement, the Company, Parent and Merger Sub each shall file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act and shall make any other filings as may be required by any other Antitrust Law, and in each case, will use its reasonable best efforts to obtain an early termination of any applicable waiting period thereunder.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, each shall promptly (i) supply the other party with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the FTC or the DOJ or any other Governmental Authority in connection with such filings and which the parties may reasonably deem appropriate.  Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will notify the other party promptly upon the receipt of (i) any comments from any officials of the FTC, the DOJ or any other Governmental Authority in connection with any filings made pursuant hereto and (ii) any request by any officials of the FTC, the DOJ or any other Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws, including the requirements of the HSR Act.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.2, the Company, on the one hand, and Parent and Merger Sub, on the other hand, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.  Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall give the other party prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat and use its reasonable best efforts to contest, resist or resolve such proceeding and, in connection with any such proceeding, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will permit authorized representatives of the other party to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such proceeding.  Upon the terms and conditions set forth herein, and subject to Sections 4.3 and 8.1, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Merger and other transactions contemplated hereby in accordance with the terms hereof, including obtaining HSR clearance and all necessary actions or nonactions, waivers, consents, approvals or authorizations from Governmental Authorities.  Neither Parent nor its Affiliates shall be required to sell, divest, hold separate, otherwise dispose of or license any of its businesses, product lines or assets or to conduct their business in a specified manner.  Parent shall not be required to sell, divest, hold separate, otherwise dispose of or license any of the Company’s or any Company Subsidiary’s businesses or assets or to conduct its business in a specific manner that would have a Material Adverse Effect.

5.3.                            Employee Benefits.

(a)                                  Parent agrees that from and after the Effective Time, Parent and its Affiliates shall assume and honor all Company and Company Subsidiary severance and change of control plans, as disclosed in Part 2.15(i) or Part 2.15(p) of the Disclosure Schedule, in accordance with their terms as in effect immediately before the Effective Time.  Nothing herein shall be construed to prohibit, restrict or limit Parent, the Company or any  Company Subsidiary from discharging current employees of the Company or any Company Subsidiary (the “Company Employees”) or changing compensation or the terms or continuation of any Company Plan in accordance with applicable Law in the exercise of their good faith business judgment in the operation of the business, including discharging employees in connection with business restructurings and reorganizations, store closings, individual or group performance, and the like.

(b)                                  For all purposes under the employee benefit plans of Parent providing benefits to any Company Employee after the Effective Time in lieu of any Company Plan in which such Company Employee participated immediately before the Effective Time (the “New Plans”), each Company Employee shall be (to the extent available at commercially reasonable cost) credited with his or her years of service with the Company or any Company Subsidiary before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plans.  In addition, and without limiting the generality of the foregoing: (i) each Company Employee who is entitled to participate in the Old Plans (defined below) shall be immediately eligible to participate, without any waiting time, in any and all New Plans; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee (but only if and to the extent such benefits were provided under the Old Plans to such Company Employee), Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  Notwithstanding the foregoing, except as provided in Section 5.3(a), Parent, Company and the Company Subsidiaries shall have no obligation to provide any employee benefit plan or any particular employee benefit to any Company Employee.

(c)                                  Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change of control” under the Company Plans, if any, and the terms of employment-related agreements, as applicable.

(d)                                  Notwithstanding anything in Section 5.3(a), neither Parent nor its Affiliates nor Company nor any Company Subsidiary shall be obliged to continue any Company Plan that is in the nature of a stock option plan, or to establish a New Plan that is in the nature of a stock option plan, or to provide for any Company Employee any benefit in the nature of an employee stock option plan or in any other manner giving any Company Employee any right whatsoever to capital stock of or equity interest in the Company or any Company Subsidiary or of Parent or any Affiliate of Parent.

5.4.                            Indemnification of Directors and Officers; Insurance.

(a)                                  From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to any indemnification provisions under the Organizational Documents of the Company or any Company Subsidiary as in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers (including Board members, as applicable) of the Company and the Company Subsidiaries, being referred to collectively as the “D&O Indemnified Parties”).  Parent shall cause the Surviving Corporation to honor in accordance with their terms all indemnification agreements entered into by the Company or any Company Subsidiary with any current or former Board member, officer or agent that are in effect prior to the execution of this Agreement.

(b)                                  Without limiting the provisions of Section 5.4(a), during the period ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each D&O Indemnified Party against and from any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (i) any action or omission or alleged action or omission in such D&O Indemnified Party’s capacity as a Board member, officer or employee of the Company or of any Company Subsidiary (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time) or (ii) any agreement or document contemplated hereby or delivered in connection herewith or any of the transactions contemplated by this Agreement; provided that if, at any time prior to one month following the sixth (6th) anniversary of the Effective Time, any D&O Indemnified Party delivers to Parent and to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 5.4(b) arising on or prior to the sixth (6th) anniversary of the Effective Time, then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In the event of any such claim, action, suit, proceeding or investigation, (i) the D&O Indemnified Parties may retain counsel with respect to the defense thereof for any period after the Effective Time; provided that such counsel shall be reasonably satisfactory to the Surviving Corporation, and (ii) after the Effective Time, Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event of a final non-appealable judicial determination that any D&O Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation); provided that the Surviving Corporation shall not be liable for any settlement effected without its express written consent, which consent shall not be unreasonably withheld.  The D&O Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any D&O Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more D&O Indemnified Parties.  If the Surviving Corporation’s insurance carrier shall designate insurance defense counsel to represent a D&O Indemnified Party at no out-of-pocket cost to such D&O Indemnified Party, in respect to any claim for which such D&O Indemnified Party is entitled to indemnity pursuant to this Section 5.4, the D&O Indemnified Party shall not unreasonably withhold its consent to be so represented; provided that such D&O Indemnified Party shall not be deemed to have unreasonably withheld consent if representation of such D&O Indemnified Party by such counsel would be inappropriate due to actual or potential differing interests between the D&O Indemnified Party and any other party represented by such counsel in such proceeding based on ethical standards.  If a D&O Indemnified Party unreasonably withholds its consent, or if the D&O Indemnified Party engages additional counsel (except for the reason set forth in the proviso in the preceding sentence), the Surviving Corporation shall have no obligation to pay or reimburse any of that D&O Indemnified Party’s separate or additional counsel fees and expenses.

(c)                                  Parent shall, and shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys’ fees, that may be reasonably incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.4.

(d)                                  Through the sixth (6th) anniversary of the Effective Time, Parent shall cause to be maintained in effect the current level and scope of directors’ and officers’ liability insurance coverage for all matters which is no less favorable to that provided under the Company’s and the Company Subsidiaries’ directors’ and officers’ liability insurance policy in effect as of the date of this Agreement (a copy of which will be delivered to Parent); provided, however, that in no event shall Parent be required pursuant to this Section 5.4(d) to expend in any one year an amount in excess of two hundred percent (200%) of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount.  In lieu of such annual coverage, Parent may or may cause the Surviving Corporation to purchase at the Effective Time a six (6) year tail insurance policy complying with the coverage requirements set forth in the preceding sentence.

(e)                                  The provisions of this Section 5.4 shall not, however, apply to, and there shall be no indemnification by the Company or any Company Subsidiary for claims against the Payment Agent in its capacity as such.

(f)                                    This Section 5.4 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by each of the D&O Indemnified Parties and his or her heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.  The provisions of this Section 5.4 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party or his or her heirs or representatives may have by contract or otherwise.

5.5.                            Notifications of Certain Matters.

(a)                                  The Company shall give prompt notice to Parent of the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes (i) any representation or warranty of the Company or the Company Subsidiary contained in this Agreement or any exhibit or schedule hereto to be untrue or inaccurate in any material respect or (ii) the Company or the Company Subsidiary to be unable to comply with or satisfy by the Closing any material covenant, obligation, condition or agreement to be complied with or satisfied by it under this Agreement any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant, obligation or agreement or to satisfy any condition.  The Company shall use commercially reasonable efforts to give prompt notice to Parent of any event or state of facts before the Closing that has or is reasonably likely to have a Material Adverse Effect.  Any such notification by the Company shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in Article 6 hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

(b)                                  Parent shall give prompt notice to the Company of (i) the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes Parent to be unable to comply with or satisfy by the Closing any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

(c)                                  Not earlier than ten (10) and not less than two (2) days before the date scheduled for Closing, the Company shall correct and supplement in writing any information furnished on Schedules provided by the Company that are incorrect or incomplete, and shall promptly furnish such corrected and supplemented information to Parent, so that all provided information shall be correct and complete at the time such updated information is provided.  Thereafter, prior to the Closing, the Target shall correct and supplement in writing any information furnished on its Schedules that is incorrect or incomplete.  It is agreed that no such correction or supplement shall be deemed to create any presumption that such information constitutes or evidences the existence of a material change to, or a breach or violation by the Company of, any provision of this Agreement.  Any corrected and supplemental information shall not be deemed to amend the Schedules for purposes of determining whether the conditions set forth in Article 6 hereto have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of Parent and Merger Sub under this Agreement for any breach by the Company of such representations and warranties.

5.6.                            Disclosure.   The initial press release relating to this Agreement shall be a joint press release the text of which shall be agreed to by each of Parent and the Company.  Thereafter, each of Parent and the Company shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system; provided that, in the case of any such requirement, to the extent possible, the party required to issue such release or make such statement shall confer with the other party concerning the timing and content of any announcement before it is released to the public.  Parent and the Company acknowledge that they have previously executed the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.  All information contained (i) herein, (ii) in the Disclosure Schedule, or (iii) delivered to Parent or any of its authorized representatives pursuant hereto shall be deemed to be “Confidential Information” under the Confidentiality Agreement (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing Date.

5.7.                            Liquor License Approvals.   Except as the parties may otherwise agree, the Company shall reasonably cooperate with Parent and Merger Sub in reporting to all applicable Governmental Authorities the Company’s contemplated new ownership structure prior to Closing and will reasonably cooperate in the resolution of the administrative actions (if any) brought before such Governmental Authorities prior to Closing.

5.8.                            Takeover Statutes.   If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” “stockholder protection,” “interested shareholder” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States of America (including, without limitation, Section 203 of the DGCL) shall become applicable to the Merger and the transactions contemplated hereby, the Board and the Company, subject to Section 4.3, shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such takeover provision on the Merger and the transactions contemplated hereby.

5.9.                            Financing.

(a)                                  Parent shall use commercially reasonable efforts to take, or cause Merger Sub to take, all actions and to do, or cause Merger Sub to do, all things reasonably necessary, proper or advisable to arrange, as soon as practicable after the date hereof, and to consummate, concurrently with the Closing, the Financing on the terms and conditions described in the Financing Commitments (provided that, subject to the provisions of this Section 5.9(a), Parent and Merger Sub may replace or amend the Debt Financing Commitments to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof, or otherwise amend the Financing Commitments so long as such replacement or amendment would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby), including using commercially reasonable efforts to (i) maintain in effect the Financing Commitments, subject to the foregoing replacement and amendment rights, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth in the Financing Commitments that are within their control (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitments and by assisting in the syndication or marketing of the Debt Financing contemplated by the Debt Financing Commitments) and (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms acceptable to the Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.  Subject to the terms and conditions contained herein, at the Closing Parent shall draw down on the Financing Commitments if the conditions to the Financing Commitments are then satisfied.  If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent shall use commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the transactions contemplated by this Agreement.  Parent shall keep the Company reasonably apprised of material developments related to the Financing, and shall provide a copy of each material agreement related to the Financing to the Company promptly after such agreement is executed and delivered by the parties thereto.

(b)                                  Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary, proper or advisable in connection with the Financing, including (i) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, business projections and similar documents reasonably necessary, proper or advisable in connection with the Financing, (iii) furnishing Parent and Merger Sub with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably required under the Debt Commitments (all such information in this clause (iii), the “Required Information”), (iv) taking all actions reasonably necessary to permit the lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, and (v) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and the Company Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with the performance of the provisions of this Section 5.9(b).

5.10.                     Further Action; Commercially Reasonable Efforts.   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the transactions contemplated by this Agreement, including, without limitation, using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of and to fulfill the conditions to the Merger and the transactions contemplated hereby; provided, however, that any failure to obtain any such Permit, consent, approval, authorization, qualification or order shall in no event (other than pursuant to Section 6.6 and Section 6.9) constitute a failure of any condition set forth in Article 6 to be satisfied.

6.                                      Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1.                            Accuracy of Representations and Warranties.   The representations and warranties of the Company set forth in Article 2 shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of the earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect as of the Closing Date.

6.2.                            Performance of Covenants.   The Company shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), except where the failure to perform and comply with such covenants would not cause the loss of a material benefit that would otherwise have accrued to Parent.  For purposes of this Article 6 only, it shall be deemed a breach of covenant by the Company that would cause the loss of a material benefit that would otherwise have accrued to Parent if the Company or any Company Subsidiary shall withhold access to information required to be disclosed by the proviso in the last sentence of Section 4.1.

6.3.                            Certificate of Officer.   The Company shall have delivered to Parent and Merger Sub a certificate, dated the Effective Time, and signed by its President or its Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.4.                            Stockholder Approval.   This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.5.                            Dissenting Shares.   This Agreement shall have been duly adopted or consented to such that the number of Dissenting Shares does not exceed fifteen percent of the outstanding shares of Company Common Stock.  The Company shall deliver at Closing a certificate signed by the Company’s President or Chief Financial Officer, certifying the particulars of all Dissenting Shares, including the name and address of each Dissenting Stockholder, the number of the Dissenting Stockholder’s Dissenting Shares, attaching copies of all written and electronic communications with each Dissenting Stockholder (and his representatives).

6.6.                            HSR Clearance.   The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

6.7.                            No Restraints.   No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by Parent shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by Parent illegal, except where the contravention of any such Law is not reasonably likely to result in material harm to the combined business of Parent, the Surviving Corporation and Parent’s other subsidiaries taken as a whole.

6.8.                            Consents and Approvals.   The Company and the Company Subsidiaries shall have obtained all consents and approvals required in connection with the Merger as set forth in Part 6.8 of the Disclosure Schedule.

6.9.                            Resignations.   Parent shall have received the written resignations of all members of the Board of the Company and of the Company Subsidiaries.

6.10.                     No Material Adverse Effect.   Since the date of this Agreement there shall not have occurred any event or series of events of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

7.                                      Conditions Precedent to Obligations of the Company

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1.                            Accuracy of Representations.   The representations and warranties of Parent and Merger Sub set forth in Article 3 shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth herein) as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of the earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.

7.2.                            Performance of Covenants.   Parent and Merger Sub shall have performed and complied with, in all material respects, all of their covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Parent or Merger Sub at or before the Closing), except where the failure to perform and comply with such covenants would not cause the loss of a material benefit that would otherwise have accrued to the Company Common Stockholders from the Merger.

7.3.                            Certificate of Officer.   Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Effective Time, and signed by the Chief Executive Officer or Chief Financial Officer of each of Parent and Merger Sub, certifying, respectively, that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

7.4.                            Stockholder Approval.   This Agreement shall have been duly adopted by the Required Company Stockholder Vote and by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock present or voting by proxy at the Company Meeting (not including any shares of Company Common Stock beneficially owned by Mr. Alan N. Stillman).

7.5.                            HSR Clearance.   The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

7.6.                            No Restraints.   No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by the Company illegal.

8.                                      Termination

8.1.                            Termination.   This Agreement may be terminated at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a)                                  by mutual written consent of Parent and the Company;

(b)                                  by either Parent or the Company if the Merger shall not have been consummated by the End Date; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is in substantial part attributable to a failure on the part of such party to comply with or perform any covenant, agreement or obligation under this Agreement required to be complied with or performed by such party at or prior to the Effective Time;

(c)                                  by either Parent or the Company if a court of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action (including the failure to have taken an action) having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if such party did not use commercially  reasonable efforts to have such order vacated prior to its becoming final and nonappealable;

(d)                                  by either Parent or the Company if the Required Company Stockholder Vote contemplated by this Agreement shall not have been obtained; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement caused the failure to obtain the Required Company Stockholder Vote;

(e)                                  by Parent if (i) any of the representations or warranties of the Company herein is untrue or inaccurate such that the condition set forth in Section 6.1 would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 6.2 would not be satisfied, and in either case, such untruth, inaccuracy or breach (if curable) has not been cured within fifteen (15) business days after notice to the Company;

(f)                                    by the Company if (i) any of the representations or warranties of Parent or Merger Sub herein is untrue or inaccurate such that the condition set forth in Section 7.1 would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that the condition set forth in Section 7.2 would not be satisfied, and in either case, such untruth, inaccuracy or breach (if curable) has not been cured within fifteen (15) business days after notice to Parent;

(g)                                 by Parent, if the Special Committee or the Board of the Company shall have (i) withdrawn or modified in a manner adverse to Parent its approval of this Agreement or the Merger or (ii) recommended or approved a Superior Proposal;

(h)                                 by the Company, by action of the Special Committee or the Board of the Company, if the Company has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon the Company entering into such binding written agreement); provided that (i) the Company shall have complied with Section 4.3 in all respects, (ii) the Company shall have attached the most current version of such Superior Proposal (or a summary containing all the material terms and conditions of such Superior Proposal) to such notice, (iii) the Special Committee or the Board of the Company determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the Company Common Stockholders under applicable Law, (iv) during the three business-day period following Parent’s receipt of such notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiate in good faith with) Parent to make adjustments to the terms and conditions of this Agreement and the terms of the Merger, and (B) the Company Board shall have determined in good faith, after the end of such three business-day period, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; and (v) the Company pays the termination fee contemplated in Section 8.3 concurrently with entering into such binding written agreement; or

(i)                                    the Company, if all of the conditions set forth in Section 6 and 7 shall have been satisfied or waived and Parent or Merger Sub shall have failed for any reason to consummate the Closing no later than five (5) business days after all such conditions have been so satisfied or waived.

8.2.                            Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect, and there shall be no liability under this Agreement on the part of any party hereto, except:

(a)                                  as set forth in Section 8.3;

(b)                                  that this Section 8.2, Section 8.3 and Article 9 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect; and

(c)                                  that except as stated in Section 8.2(d) below, the termination of this Agreement shall not relieve any party from any liability for fraud or for any prior or willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to such termination.

(d)                                  Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Merger and/or otherwise are in breach of this Agreement, then the maximum aggregate liability of Parent, Merger Sub and any and all of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners and assignees shall be limited to the amount of the Parent Termination Fee (as defined below); and no Person shall have any rights or obligations under any Equity Financing Commitments, whether at law or equity, in contract, in tort or otherwise (without prejudice to the Company’s rights under the Guarantees); and none of Parent, Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (including Section 9.4 hereof).

8.3.                            Termination Fees.

(a)                                  In the event of a termination of this Agreement under Section 8.1(g) or Section 8.1(h), then the Company shall pay a non-refundable fee equal to $3,900,000 (such amount, the “Company Termination Fee”) to Parent or as directed by Parent, and reimburse Parent for all reasonable Expenses incurred by Parent up to a maximum of $600,000, as promptly as reasonably practicable (and, in any event, within two business days following such termination, or in the case of termination pursuant to Section 8.1(h), contemporaneously with such termination), payable by wire transfer of immediately available funds.

(b)                                  In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall reimburse Parent for all reasonable Expenses incurred by or on behalf of Parent or its Affiliates or their prospective financing sources as of the time of such reimbursement up to a maximum of $600,000, as promptly as reasonably practicable following delivery of reasonable documentation thereof (and, in any event, within two business days following delivery of such documentation), payable by wire transfer of immediately available funds.

(c)                                  In the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) or by Parent pursuant to Section 8.1(e), (B) after the date hereof and prior to such termination, a Person (or any Representative of such Person) has made any bona fide, written Takeover Proposal which has been publicly announced prior to the Company Meeting and not withdrawn and (C) within twelve (12) months of any such termination, the Company  consummates a Takeover Proposal, or enters into a written agreement with respect to such  Takeover Proposal that is ultimately consummated, then the Company shall pay to Parent, or as directed by Parent, promptly after consummating such Takeover Proposal (but in no event later than five (5) business days following such consummation), an amount equal to the Company Termination Fee, and shall reimburse Parent for all reasonable Expenses incurred by Parent (and not previously paid by the Company pursuant to Section 8.3(b)) up to a maximum aggregate amount, including all Expenses previously paid by the Company pursuant to Section 8.3(b), of $600,000.  Payment of such amount shall be made, as directed by Parent, by wire transfer of immediately available funds.

(d)                                  If the Company terminates this Agreement pursuant to Section 8.1(f) or 8.1(i), within two Business Days after the date of such termination, Parent shall pay $4,500,000 (the “Parent Termination Fee”) in cash to, or as directed by, the Company by wire transfer of immediately available funds to one or more account(s) specified by the Company in writing, whereupon Parent and Merger Sub shall have no further liability under or in connection with this Agreement or the transactions contemplated hereby.

8.4.                            Fees and Expenses.

(a)                                  Except as otherwise set forth in this Section 8.4(a), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.  As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, brokers, financing sources, experts and consultants to a party hereto and its affiliates), transfer taxes and the like incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement.  The Company shall pay all Expenses in connection with the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of Company Common Stockholder approvals.  Parent and the Company shall each pay one-half of the filing fees in connection with the filings pursuant to the HSR Act.

(b)                                  Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in Section 8.3 and this Section 8.4 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee or Expenses incurred by or on behalf of Parent when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and the enforcement of this Section 8.4.

9.                                      Miscellaneous Provisions

9.1.                            Amendment; Waiver.

(a)                                  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee, if then in existence), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the  Required Company Stockholder Vote, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NASDAQ Stock Market require further approval of the Company Common Stockholders, the effectiveness of such amendment or waiver shall also be subject to the approval of the Company Common Stockholders.

(b)                                  Notwithstanding the foregoing, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.2.                            Entire Agreement; Counterparts.   This Agreement and the documents or instruments referred to herein, including, but not limited to, the exhibits and Disclosure Schedules referred to herein and any other written agreements entered into contemporaneously herewith, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect.  This Agreement may be executed in several counterparts (including by facsimile or other electronic copy), each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or other electronic transmission) to the other parties.  The Original Agreement is hereby terminated and shall have no further force or effect, and Patina and First Merger Sub are released form any liability thereunder.

9.3.                            Applicable Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (ii) each of the parties irrevocably waives the right to trial by jury.

9.4.                            Specific Performance.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in any court described in Section 9.3, this being in addition to any other remedy to which they are entitled at law or in equity.  The Company shall not be entitled to an injunction to prevent breach of this Agreement by Parent or Merger Sub or any remedy to enforce specifically any term or provision of this Agreement; instead, the Company’s sole and exclusive remedies in respect of any such breach shall be the remedies set forth in Sections 8.1, 8.2, and 8.3.

9.5.                            Assignability.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided that neither this Agreement nor any of the rights hereunder may be assigned by the Company or Parent without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent and Merger Sub shall be permitted to transfer or assign to one of its Affiliates the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve such party of its obligations hereunder.  Except as provided in Section 5.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that following the Closing all Persons that held Company Common Stock immediately prior to the Closing shall be deemed to be third-party beneficiaries solely of the provisions of Article 1.

9.6.                            Disclosure Schedule.   The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in this Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

9.7.                            Notices.   Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, or (ii) two business days after being sent by Federal Express or other internationally recognized express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Project Grill, LLC
120 W. 45th Street
New York, NY 10036
Attention:  Fortunato N. Valenti
Tel: (212) 302-8032
Facsimile: (212) 302-8032

with copies (which shall not constitute notice) to:

Dornbush Schaeffer Strongin & Venaglia, LLP
747 Third Avenue
New York, NY 10017
Attention:  Landey Strongin, Esq.
Tel: (212) 759-3300
Facsimile:  (212) 753-7673

and

Bunker Hill Capital, L.P.
Bunker Hill Capital (QP), L.P.
260 Franklin Street, Suite 1860
Boston, MA  02110
Attention:  Mark H. DeBlois and Theresa A. Nibi

Facsimile:  (617) 720-4037

and

Bingham McCutchen LLP
150 Federal Street
Boston, MA  02110
Attention:                                         Robert M. Wolf, Esq.

Brian Keeler, Esq.

Tel:  (617) 951-8000
Facsimile:  (617) 951-8736

if to the Company:

The Smith & Wollensky Restaurant Group, Inc.
880 Third Avenue
New York, NY 10022
Attention:  Alan N. Stillman
Tel:  (212) 838-2061
Facsimile: (212) 355-0120

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Steven J. Gartner, Esq. and Michael A. Schwartz, Esq.
Tel: (212) 728-8000
Facsimile: (212) 728-8111

and

Paul Hastings Janofsky & Walker, LLP
75 E. 55th Street
First Floor
New York, NY 10022
Attention: Thomas E. Kruger
Tel: (212) 318-6000
Facsimile: (212) 230-7700

9.8.                            Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.9.                            Remedies Cumulative.   Subject to Section 8.2(d) hereof, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

9.10.                     Rule 16b-3.   Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

9.11.                     Knowledge.   No party to this Agreement will be deemed to have breached any representation or warranty that is made to such party’s “Knowledge” unless the president, the chief financial officer or any other officer of such party with the rank of Vice President or above has actual knowledge, after due inquiry, as of the date of this Agreement or as of the Closing Date, as the case may be, that such representation or warranty is inaccurate.

9.12.                     Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

(d)                                  Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(e)                                  Headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROJECT GRILL, LLC

By:	/s/ Fortunato N. Valenti
Name: Fortunato N. Valenti
Title: Member

SWRG ACQUISITION SUB, INC.

By:	/s/ Fortunato N. Valenti
Name: Fortunato N. Valenti
Title: President

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

By:	/s/ Richard Mandell
Name: Richard Mandell
Title: Chairman of the Special Committee

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Advisor.  “Advisor” shall have the meaning specified in Section 2.23.

Affiliate Transaction.  “Affiliate Transaction” shall have the meaning specified in Section 2.28.

Affiliates.  “Affiliates” shall mean, with respect to any Person, (i) any family member of such Person, (ii) any other Person, directly or indirectly, controlling, controlled by or under common control with such Person or with any family member of such Person.

Agreement.  “Agreement” shall have the meaning specified in the preamble of this Agreement.

Antitrust Laws.  “Antitrust Laws” shall mean all Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Assignment.  “Assignment” shall have the meaning specified in Recital B of this Agreement.

Board.  “Board” shall mean the board of directors, board of managers, manager, general partner or other such managing body or Person with regard to the Person to which such term applies.

Bunker Hill.  “Bunker Hill” shall have the meaning specified in Recital D of this Agreement.

Bunker Hill Guarantors.  “Bunker Hill Guarantors” shall have the meaning specified in Recital D of this Agreement.

Closing.  “Closing” shall have the meaning specified in Section 1.3.

Closing Date.  “Closing Date” shall have the meaning specified in Section 1.3.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

Company Balance Sheet Date.  “Company Balance Sheet Date” shall have the meaning specified in Section 2.5.

Company.  “Company” shall have the meaning specified in the preamble of this Agreement.

Company Common Stock.  “Company Common Stock” shall have the meaning specified in Section 1.5(a).

Company Common Stockholders.  “Company Common Stockholders” shall mean the record holders of the Company Common Stock immediately prior to the Effective Time.

Company Employees.  “Company Employees” shall have the meaning specified in Section 5.3(a).

Company Financial Statements.  “Company Financial Statements” shall have the meaning specified in Section 2.4(c).

Company Intellectual Property.  “Company Intellectual Property” shall have the meaning specified in Section 2.10(c).

Company Material Contract.  “Company Material Contract” shall have the meaning specified in Section 2.11(a).

Company Meeting.  “Company Meeting” shall have the meaning specified in Section 5.1(c).

Company Option Agreements.  “Company Option Agreements” shall have the meaning specified in Section 1.8(a).

Company Options.  “Company Options” shall mean options to purchase shares of Company Common Stock.

Company Plans.  “Company Plans” shall have the meaning specified in Section 2.15(a).

Company SEC Documents.  “Company SEC Documents” shall have the meaning specified in Section 2.4(a).

Company Stock Certificate.  “Company Stock Certificate” shall have the meaning specified in Section 1.7.

Company Subsidiaries.  “Company Subsidiaries” shall have the meaning specified in Section 2.1(d).

Company Termination Fee.  “Company Termination Fee” shall have the meaning specified in Section 8.3(a).

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of January 26, 2007, between the Company and Parent.

Consent.  “Consent” shall mean any consent, approval or waiver.

Contract.  “Contract” shall mean any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, franchise or license agreement.

D&O Indemnified Parties.  “D&O Indemnified Parties” shall have the meaning specified in Section 5.4(a).

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Debt Financing.  “Debt Financing” shall have the meaning specified in Section 3.6.

Debt Financing Commitments.  “Debt Financing Commitments” shall have the meaning specified in Section 3.6.

DGCL.  “DGCL” shall have the meaning specified in Recital B of this Agreement.

Disclosure Schedule.  “Disclosure Schedule” shall have the meaning specified in Section 2.30.

Dissenting Shares.  “Dissenting Shares” shall have the meaning specified in Section 1.9(a).

Dissenting Stockholder.  “Dissenting Stockholder” shall have the meaning specified in Section 1.9(a).

DOL.  “DOL” shall have the meaning specified in Section 2.15(b).

DOJ.  “DOJ” shall have the meaning specified in Section 5.2.

Effective Time.  “Effective Time” shall have the meaning specified in Section 1.3.

End Date.  “End Date” shall mean October 16, 2007.

Environment.  “Environment” shall mean any land (including soil and surface or subsurface strata), surface waters (including navigable waters, ocean waters, streams, lakes, ponds, drainage basins, wetlands of any kind, and sediments), groundwater, ambient and indoor air, plant and animal life, and natural resources.

Environmental Law.  “Environmental Law” shall mean (i) any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, codes, common law duties, rules, judgments, orders, directed duties, decrees, permits, concessions, grants, franchises, licenses, agreements or Governmental Authority restrictions relating to pollution and the protection of the Environment or the release of any materials into the Environment, including those related to hazardous substances or wastes, water, air emissions and discharges to waste or public systems; (ii) Laws relating to the control of any pollutant or the protection or restoration of the Environment; or (iii) the generation, manufacture, processing, use, handling, treatment, storage, disposal, release, distribution and transportation of solid, gaseous or liquid wastes, including the Clean Air Act, 42 U.S.C. §7401 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. §9601 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1501 et seq., and their respective state counterparts.

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Environmental Permits.  “Environmental Permits” shall have the meaning specified in Section 2.17(c).

Equity Financing.  “Equity Financing” shall have the meaning specified in Section 3.6.

Equity Financing Commitments.  “Equity Financing Commitments” shall have the meaning specified in Section 3.6.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Expenses.  “Expenses” shall have the meaning specified in Section 8.4(a).

Financing.  “Financing” shall have the meaning specified in Section 3.6.

Financing Commitments.  “Financing Commitments” shall have the meaning specified in Section 3.6.

FTC.  “FTC” shall have the meaning specified in Section 5.2.

GAAP.  “GAAP” shall mean United States generally accepted accounting principles.

Governmental Authority.  “Governmental Authority” shall mean any: (i) nation, principality, state commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government, (iii) governmental of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, policy, military or taxing or arbitral authority or power of any nature.

Guarantors. “Guarantors” shall have the meaning specified in Recital D of this Agreement.

Guarantee. “Guarantee” shall have the meaning specified in Recital D of this Agreement.

Hazardous Materials.  “Hazardous Materials” shall mean any pollutant, contaminant, hazardous or toxic substance, waste and any other material (i) subject to regulation or governed by any Environmental Law; or (ii) any substance or material classified as hazardous or toxic by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity and including asbestos and asbestos containing material, oil, petroleum, petroleum derived products, additives to petroleum or petroleum products, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, radioactive material and all

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dehydration and treating wastes, and any substance listed as hazardous, toxic or dangerous by any Environmental Law.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” means the following items of all U.S. and foreign intangible property:

(i)            patents, whether in the form of utility patents or design patents and all pending applications for such patents;

(ii)           copyrights, whether or not registered, and all pending applications for registration of the same, copyrightable works, including, without limitation, recipes, menus, operation manuals, marketing materials, architectural designs and layouts;

(iii)          rights of publicity;

(iv)          Company Software; and

(v)           other relevant proprietary intellectual property rights, but in each case, excluding Trademarks.

For purposes of this Agreement, “Company Software” means computer software, programs and databases in any form (including Internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation) (i) used in the operation of the business of the Company or any Company Subsidiary, including all computer software and databases operated by the Company or any Company Subsidiary on its web sites or used by the Company or any Company Subsidiary in connection with processing customer orders, storing customer information, or storing or archiving data, but excluding software that is in general distribution to users of personal computers, and (ii) owned, manufactured, distributed, sold, licensed or marketed by the Company or any Company Subsidiary.

IRS.  “IRS” shall have the meaning specified in Section 2.15(b).

Knowledge.  “Knowledge” shall have the meaning specified in Section 9.10.

Law.  “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

Leased Property.  “Leased Property” shall have the meaning specified in Section 2.9(c).

Licensed Trademarks.  “Licensed Trademarks” shall have the meaning specified in Section 2.10(a).

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Lien.  “Lien” shall mean mortgages, deeds of trust, liens, security interests, Uniform Commercial Code financing statements, pledges, encumbrances, assignments of rents, title retention or security agreements, or defects of title.

Liquor Licenses.  “Liquor Licenses” shall have the meaning specified in Section 2.24.

Material Adverse Effect.  “Material Adverse Effect” shall mean any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to materially adversely affect the assets and  liabilities, financial condition or existing business of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect:  (i) any adverse effect resulting from changes in U.S. economic conditions; (ii) any adverse effect resulting from general changes or developments in the restaurant industry in which the Company and any Company Subsidiary operate unless, in the case of the foregoing clauses (i) and (ii), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the assets and liabilities, financial condition or existing business of the Company and the Company Subsidiaries taken as a whole relative to other industry participants; (iii) any adverse effect resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger, including, without limitation, the impact or threatened impact thereof on relationships of the Company or any Company Subsidiary with customers, suppliers, employees, partners or financing sources, or any change in the Company’s credit ratings; (iv) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (v) the failure by the Company to take any action prohibited by this Agreement; (vi) any adverse effect resulting from any breach by Parent or Merger Sub of any provision of this Agreement or the taking of any other action by Parent or Merger Sub; or (vii) a decline in the price or trading volume of the Company Common Stock on NASDAQ.

Merger.  “Merger” shall have the meaning specified in Recital A of this Agreement.

Merger Sub.  “Merger Sub” shall have the meaning specified in the preamble of this Agreement.

New Plans.  “New Plans” shall have the meaning specified in Section 5.3(b).

Old Plans.  “Old Plans” shall have the meaning specified in Section 5.3(b).

Option Consideration.  “Option Consideration” shall have the meaning specified in Section 1.6.

Option Plans.  “Option Plans” shall have the meaning specified in Section 1.6.

Organizational Documents.  “Organizational Documents” shall have the meaning specified in Section 2.1(d).

Original Agreement.  “Original Agreement” shall have the meaning specified in Recital A of this Agreement.

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Owned Trademarks.  “Owned Trademarks” shall have the meaning specified in Section 2.10(a).

Payment Agent.  “Payment Agent” shall have the meaning specified in Section 1.8(a).

Parent.  “Parent” shall have the meaning specified in the preamble of this Agreement.

Per Share Merger Consideration.  “Per Share Merger Consideration” shall have the meaning specified in Section 1.5(a).

Permit.  “Permit” shall mean all licenses, permits, certificates, approvals or other similar authorizations relating to the operation of the business of the Company and the Company Subsidiaries.

Permitted Encumbrances.  “Permitted Encumbrances” shall have the meaning set forth in Section 2.8.

Person.  “Person” shall mean any individual, entity or Governmental Authority.

Plan.  “Plan” shall have the meaning specified in Section 2.15(a).

Pre-Closing Period.  “Pre-Closing Period” shall have the meaning specified in Section 4.1.

Proxy Statement.  “Proxy Statement” shall have the meaning specified in Section 2.25.

Real Property.  “Real Property” shall have the meaning specified in Section 2.9(b).

Recommendation.  “Recommendation” shall have the meaning specified in Section 2.20.

Release.  “Release” shall mean spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, injection, pumping, pouring, disposing or other releasing into the Environment whether intentional or unintentional.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

Required Company Stockholder Vote.  “Required Company Stockholder Vote” shall have the meaning specified in Section 2.21.

Required Information.  “Required Information” shall have the meaning specified in Section 5.9(b).

Sales Taxes.  “Sales Taxes” shall have the meaning specified in Section 2.14(h).

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall have the meaning specified in Section 2.6.

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SEC.  “SEC” shall have the meaning specified in Section 2.4(a).

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Shares.  “Shares” shall have the meaning specified in Section 1.5(a).

Solvent.  “Solvents” shall have the meaning specified in Section 3.8.

Special Committee.  “Special Committee” shall have the meaning specified in Section 2.20.

Splichal. “Splichal” shall have the meaning specified in Recital D of this Agreement.

Stillman.  “Stillman” shall have the meaning specified in Recital D of this Agreement.

Stillman Transaction.  “Stillman Transaction” means the transactions pursuant to which certain assets of the Company are to be transferred at the Closing to designees of Stillman, all as more fully set forth in that certain letter agreement of even date herewith, between Parent andStillman.

Superior Proposal.  “Superior Proposal” means any bona fide Takeover Proposal, on its most recently amended or modified terms, if amended or modified, which the Special Committee determines in its good faith judgment, taking into account the transaction in its entirety, including the terms and conditions of the proposal, any break-up fees, conditions to Closing and legal, financial and regulatory aspects (having considered, among other things, the advice of its financial advisors and outside counsel) (i) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

Surviving Corporation.  “Surviving Corporation” shall have the meaning specified in Section 1.1.

Takeover Proposal.  “Takeover Proposal” shall mean any proposal or offer from any Person (other than Parent or its Affiliates or their respective representatives) for any acquisition by such Person of assets of the Company and the Company Subsidiaries (other than an acquisition of assets of the Company or any Company Subsidiary in the ordinary course of business or as permitted under the terms of this Agreement) having a fair market value (as determined by the Special Committee in good faith) in excess of 50% of the fair market value of all the assets of the Company and the Company Subsidiaries immediately prior to such acquisition or any tender offer or exchange offer or any merger, consolidation, or business combination of the Company with any unaffiliated third party that if consummated would result in any Person beneficially owning 50% or more of the total voting securities of the Company, other than the transactions contemplated by this Agreement.

Taxes.  “Taxes” (and any variation thereof) shall mean (i) any and all federal , state, local and foreign taxes, levies, assessments, impositions and other governmental charges including taxes based upon or measured by gross receipts, income, profits, sales, use and occupancy, value added, ad valorem, transfer, franchise, withholding, payroll, employment,

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excise and property taxes, and social security charges (including all health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for the  payment of any such amounts as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of any obligation under any agreement or arrangement with another Person with respect to such amounts and including any liability of a predecessor entity.

Tax Returns.  “Tax Returns” shall mean all required federal, state, local, and foreign returns (including information returns), forms, notices, reports and statements (including any and all schedules and attachments thereto) relating to any and all Taxes concerning or attributable to the Company or to any Company Subsidiary or the operations or business of any of them.

Trademarks.  “Trademarks” shall mean trademarks, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of same.

Unaudited Balance Sheet.  “Unaudited Balance Sheet” shall have the meaning specified in Section 2.4(c).

Valenti. “Valenti” shall have the meaning specified in Recital D of this Agreement.

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1.	Description of Transaction		2
	1.1.	Merger of Merger Sub into the Company	2
	1.2.	Effects of the Merger	2
	1.3.	Closing; Effective Time	2
	1.4.	Certificate of Incorporation and Bylaws; Directors and Officers	2
	1.5.	Conversion of Securities	3
	1.6.	Company Stock Options	3
	1.7.	Closing of the Company’s Transfer Books	4
	1.8.	Exchange of Certificates and Company Options	4
	1.9.	Appraisal Rights	5
	1.10.	Further Action	6
	1.11.	Creation of Holding Company	6

2.	Representations and Warranties of the Company		6
	2.1.	Due Organization; Qualification; Subsidiaries	6
	2.2.	Certificate of Incorporation and Bylaws	7
	2.3.	Capitalization, Etc	7
	2.4.	SEC Filings; Reports and Financial Statements	8
	2.5.	Absence of Certain Changes	9
	2.6.	Internal Controls and Procedures	9
	2.7.	No Undisclosed Liabilities	10
	2.8.	Title to Assets	10
	2.9.	Equipment; Real Property; Leasehold	10
	2.10.	Intellectual Property	13
	2.11.	Material Contracts	14
	2.12.	Compliance with Laws	15
	2.13.	Governmental Authorizations; Permits	15
	2.14.	Tax Matters	16
	2.15.	Employee Benefit Plans	18
	2.16.	Employee Matters	21
	2.17.	Environmental Matters	22
	2.18.	Insurance	23
	2.19.	Litigation	23
	2.20.	Corporate Authority; Binding Nature of Agreement	23
	2.21.	Vote Required	24
	2.22.	Non-Contravention; Consents	24
	2.23.	Broker’s or Finder’s Fee	25
	2.24.	Permits and Liquor Licenses	25
	2.25.	Proxy Statement; Other Information	25
	2.26.	Opinion of Financial Advisor	26
	2.27.	Takeover Statutes	26
	2.28.	Affiliate Transactions	26
	2.29.	Indebtedness	26
	2.30.	General Statement	26

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	2.31.	No Other Representations or Warranties	27

3.	Representations and Warranties of Parent and Merger Sub		27
	3.1.	Due Organization	27
	3.2.	Authority; Binding Nature of Agreement	27
	3.3.	Litigation	27
	3.4.	Merger Sub	28
	3.5.	No Parent Vote Required	28
	3.6.	Financing	28
	3.7.	Guarantee	28
	3.8.	Solvency	29
	3.9.	Stillman Agreements	29
	3.10.	Access	29
	3.11.	Non-Contravention; Consents	30
	3.12.	No Knowledge of Inaccuracies	30
	3.13.	Proxy Statement; Other Information	30
	3.14.	Broker’s or Finder’s Fee	30
	3.15.	Lack of Ownership of Company Common Stock	31
	3.16.	No Other Representations and Warranties	31

4.	Certain Covenants of the Company		31
	4.1.	Access	31
	4.2.	Conduct of the Business of the Company and the Company Subsidiaries	32
	4.3.	No Solicitation	35

5.	Additional Covenants of the Parties		36
	5.1.	Filings; Other Actions	36
	5.2.	Regulatory Filings; Reasonable Best Efforts	37
	5.3.	Employee Benefits	38
	5.4.	Indemnification of Directors and Officers; Insurance	39
	5.5.	Notifications of Certain Matters	41
	5.6.	Disclosure	42
	5.7.	Liquor License Approvals	43
	5.8.	Takeover Statutes	43
	5.9.	Financing	43
	5.10.	Further Action; Commercially Reasonable Efforts	44

6.	Conditions Precedent to Obligations of Parent and Merger Sub		44
	6.1.	Accuracy of Representations and Warranties	44
	6.2.	Performance of Covenants	45
	6.3.	Certificate of Officer	45
	6.4.	Stockholder Approval	45
	6.5.	Dissenting Shares	45
	6.6.	HSR Clearance	45
	6.7.	No Restraints	45
	6.8.	Consents and Approvals	46
	6.9.	Resignations	46

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	6.10.	No Material Adverse Effect	46

7.	Conditions Precedent to Obligations of the Company		46
	7.1.	Accuracy of Representations	46
	7.2.	Performance of Covenants	46
	7.3.	Certificate of Officer	46
	7.4.	Stockholder Approval	46
	7.5.	HSR Clearance	46
	7.6.	No Restraints	47

8.	Termination		47
	8.1.	Termination	47
	8.2.	Effect of Termination	48
	8.3.	Termination Fees	49
	8.4.	Fees and Expenses	50

9.	Miscellaneous Provisions		50
	9.1.	Amendment; Waiver	50
	9.2.	Entire Agreement; Counterparts	51
	9.3.	Applicable Law; Jurisdiction	51
	9.4.	Specific Performance	51
	9.5.	Assignability	51
	9.6.	Disclosure Schedule	52
	9.7.	Notices	52
	9.8.	Severability	53
	9.9.	Remedies Cumulative	54
	9.10.	Rule 16b-3	54
	9.11.	Knowledge	54
	9.12.	Construction	54

EXHIBITS

Exhibit A                –              Certain Definitions

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